UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cyber Law Reporter, Inc. (Name of small business issuer in its charter)

Texas (State or jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	76-0636625 (I.R.S. Employer Identification No.)

1207 Wisterwood, Houston, Texas 77043, (713) 249-1428 (Address and telephone number of principal executive offices and principal place of business)
Jonathan C. Gilchrist, 1207 Wisterwood, Houston, Texas, 77043 (713) 249-1428 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  From time to time, at the discretion of the selling shareholders after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.
 [  X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee(5)

Common Stock Par Value $.0001 (3)	560,000	$0.001	$534	$239
Common Stock Par Value $.0001(4)	5,000,000	$0.001	$5,000	---
Total	5,560,000	$0.001	$5,534	$239

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased or decreased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended  (the "Securities Act").

(2) Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (“the Act”), based on the par value of the common stock because the current book value of the shares is negative.    There is currently no public market for our stock.

(3)  Shares of our common stock which are currently outstanding and are being registered on behalf of the selling shareholders.

(4)  Shares of our common stock which may be issued as put shares to Goldbridge Capital, LLC pursuant to an Investment Agreement dated October 25, 2001 under which we have the right to put up to $20,000,000 of our common stock.  Goldbridge Capital is an underwriter in regard to these shares.

(5)  Paid by certified check.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion; Dated April 22 , 2002

PROSPECTUS

The information in this prospectus is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell and is not seeking an offer to buy these securities in any state in which an  offer or sale of these securities is not permitted under the laws of that state.

Cyber Law Reporter, Inc.

5,560,000 shares of our common stock

This prospectus describes the offer and sale of up to 5,560,000 shares of our common stock, par value $.001 per share, for sale by certain persons who are our shareholders.  These shareholders are referred to throughout this prospectus as "selling shareholders".

2,570,000 shares of our common stock are currently outstanding.  We are registering 560,000 of these shares on behalf of selling shareholders.  We will not receive any proceeds from the sale of these shares In addition, we are registering 5,000,000 shares of our common stock under Rule 415 which will be issuable to Goldbridge Capital, LLC as put shares pursuant to our investment agreement dated October 25, 2001, which allows us to sell them up to $20,000,000 of our common stock under a series of puts during a two year period.  We will receive no proceeds from the sale of the shares by Goldbridge Capital, however, we may receive proceeds from the sale of the put shares to Goldbridge Capital.   With respect to the private Investment Agreement we describe in this prospectus, Goldbridge Capital LLC is an underwriter.  Shares sold to Goldbridge Capital will be purchased from us at a price equal to the lesser of 90% of or $0.08 less than the lowest closing bid price during the put pricing period.  See page 29 for a discussion of this agreement.

The price at which the shares held by the selling security holders will be sold is $0.10 until such time as this prospectus is effective and our shares are listed on the OTC Bulletin Board or other exchange.  After that time selling security holders may sell their shares at prevailing market prices or at privately negotiated prices or hold the shares for their own account.

 Prior to this offering, no public market has existed for our shares of common stock and a public market may not develop, or, if any market does develop, it may not be sustained.   We intend to apply to have our common stock quoted on the Over-the-Counter ("OTC") Bulletin Board following the effective date of this registration statement.  We may not now or ever qualify for listing of our securities on the OTC Bulletin Board.

Investment in the common stock offered in this prospectus involves a high degree of risk.  You may lose your entire investment.   Consider carefully the "risk factors" beginning on page 9  before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.  This Prospectus is not an offer to buy or sell these securities in any state where the offer or sale is not permitted.

We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.  References to the "Company", "we", "us" and "our" refer to Cyber Law Reporter, Inc., a Texas corporation.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	. . . . . . . . . . . . .	6
RISK FACTORS	. . . . . . . . . . . . .	9
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS	. . . . . . . . . . . . .	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	. . . . . . . . . . . . .	21
USE OF PROCEEDS	. . . . . . . . . . . . .	28
GOLDBRIDGE CAPITAL, LLC, INVESTMENT AGREEMENT	. . . . . . . . . . . . .	28
DIVIDEND POLICY	. . . . . . . . . . . . .	32
SELLING STOCKHOLDERS	. . . . . . . . . . . . .	32
PLAN OF DISTRIBUTION	. . . . . . . . . . . . .	36
DESCRIPTION OF OUR BUSINESS	. . . . . . . . . . . . .	39
MARKET INFORMATION	. . . . . . . . . . . . .	47
DESCRIPTION OF PROPERTY	. . . . . . . . . . . . .	47
LEGAL PROCEEDINGS	. . . . . . . . . . . . .	47
TRANSFER AGENT	. . . . . . . . . . . . .	47
MANAGEMENT	. . . . . . . . . . . . .	48
EXECUTIVE COMPENSATION	. . . . . . . . . . . . .	50
STOCK OPTION PLANS	. . . . . . . . . . . . .	50
EMPLOYMENT AGREEMENTS	. . . . . . . . . . . . .	50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	. . . . . . . . . . . . .	51
RELATIONSHIPS AND RELATED TRANSACTIONS	. . . . . . . . . . . . .	52
DESCRIPTION OF SECURITIES	. . . . . . . . . . . . .	54
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	. . . . . . . . . . . . .	54
WHERE YOU CAN FIND MORE INFORMATION	. . . . . . . . . . . . .	55
LEGAL MATTERS	. . . . . . . . . . . . .	56
INTEREST OF NAMED EXPERTS	. . . . . . . . . . . . .	56
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	. . . . . . . . . . . . .	56
FINANCIAL STATEMENTS	. . . . . . . . . . . . .	57

DEALER PROSPECTUS DELIVERY OBLIGATIONS

Until ninety days after the effective date of the registration statement of which this Prospectus is a part or the first date on which these securities were offered to the public, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

     This summary sets forth highlights of the information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in Cyber Law Reporter, Inc., and you should read the entire prospectus carefully, especially the discussion of Risk Factors.

     The terms "Cyber Law Reporter," "we," "our" and "us" refer to Cyber Law Reporter, Inc. and its subsidiaries unless the context suggests otherwise.  The term "you" refers to a prospective investor or purchaser of our stock.  The principal business address of the company is 1207 Wisterwood, Houston, Texas 77043; (713) 249-1428.

Cyber Law Reporter

Cyber Law Reporter has internally developed the search engine, database structure and initial databases to provide online access to primary legal research materials and other legal information designed to be of practical use to consumers, attorneys, and businesses.    Our Web sites are not currently available to the public.  Much of our information will be provided at no fee and the remainder at a modest subscription rate through our primary Web address www.eLegal.com.  In addition, we expect to produce revenue by providing marketing and promotional services to law related business providers such as law firms, court reporting agencies and vendors selling products or services to law firms under our URL www.ClickToSue.com.  We will derive our revenue from advertising, sales commissions, promotional services and subscriptions to our content.  Our future expenses will consist primarily of marketing costs, the cost of purchasing legal data from third parties, management expenses and product development costs.   Following the effective date of the registration statement filed on Form SB-2 of which this prospectus is a part, we intend to attempt to acquire other law related information Web sites and consolidate the traffic and information into one, more useful and powerful legal information Web site.   We will need to raise additional capital in order to complete the development of our legal databases and to complete these acquisitions.

We have experienced losses since we began operations and expect losses to continue in the foreseeable future.   We have an accumulated deficit  as of December 31, 2001 of $375,685.  Our auditors have issued a report with a going concern exception, which  states, among other things, that our liquidity problems and lack of working capital raise a substantial doubt about our ability to continue as a going concern.  In addition, there is no public market for our stock and we cannot assure the investors that one will develop.  The shares issued in this prospectus are being sold by selling shareholders and the company will not receive proceeds from the sale of these shares.

Summary of the Offering

Prior to this offering we had 2,570,000 shares of common stock issued and outstanding.  We are registering 560,000 of those shares for resale in this prospectus along with 5 million shares that we may sell in the future under the terms of an investment agreement we entered into on October 25, 2001 (the Investment Agreement”) with Goldbridge Capital, LLC ("Goldbridge").  (See page 54 for more information about our relationship with Goldbridge Capital).  Our Investment Agreement allows us to sell, and requires Goldbridge to purchase, up to $20,000,000 of our common stock we are registering 5 million shares that we may elect to sell to them under this agreement in the future. Our ability to require Goldbridge to purchase our stock is subject to certain limitations based on the market price and trading volume of our common stock.  Beginning on the date that a registration statement covering the resale of the shares is declared effective by the Commission, we may, at our sole discretion, sell or "put" shares of our common stock to Goldbridge at a purchase price equal to the lesser of (i) the Market Price for that Put, minus $0.08, or (ii) 90% of the Market Price.  The “Market Price” is defined as the lowest closing bid price of our common stock for the twenty (20) consecutive trading days after the put date as defined by us in an advance put notice that we deliver to Goldbridge.

Number of shares of common stock outstanding prior to this offering	2,570,000(1)
Common stock offered by selling shareholders	5,560,000(2)
Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock registered in this prospectus.  However, we may receive proceeds from the sale of shares to Goldbridge Capital under the investment agreement.

Plan of Distribution

The offering of our shares of common stock is being made by our shareholders who wish to sell their shares.  Sales of our common stock may be made by selling shareholders in the open market, in privately negotiated transactions and at discount prices or the shares may be held for their own account.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see the section entitled “Risk Factors.”
Related Parties

Our founder, Chairman and CEO is a related party to the Internet incubator company that built our company and he is a part owner of Goldbridge Capital, LLC which is our underwriter.  For more information on related parties please see page 54.

(1) This does not include up to 5,000,000 shares of our common stock which are being registered under Rule 415 for future sale to Goldbridge in connection with the Investment Agreement which allows us to put up to $20,000,000 in common stock to them over a two year period.

(2) This includes up to 5,000,000 shares of our common stock which are being registered under Rule 415 for future sale to Goldbridge in connection with the Investment Agreement which allows us to put up to $20,000,000 in common stock to them over a two year period.

Summary Financial Data

The following information is taken from our audited financial statement as of December 31,  2000 and 2001. The financial highlights below should be read along with the more detailed financial statements and notes appearing later in this prospectus.  You should also read the section titled “Management's Discussion and Analysis of Financial Condition and Results of Operations.”  Because 2000 was our first year of operation year-to-year comparisons may not be an accurate indicator of our future performance.

	Twelve Month Period Ended December 31, 2001 ____________	Ten Month Period Ended December 31, 2000 ____________	Inception to Date _____________

OPERATIONS DATA:
REVENUES	$ -0-	$ -0-	$ -0-

COSTS AND EXPENSES
Accounting and legal	7,036	-0-	7,036
General and administrative	3,566	983	4,549
Related party expense	200,000	164,100	364,100
OTHER INCOME/(EXPENSES)
Interest Income	-0-	-0-	-0-
Interest Expense	-0-	-0-	-0-
INCOME TAXES	-0-	-0-	-0-
	__________	__________	__________
NET LOSS	$ (210,602)	$ (165,083)	$ (375,685)

Basic and Diluted net Loss Per Share	$ (0.09)	$ (0.08)	$ (0.16)
Weighted Average Number of Shares Outstanding	2,432,420	2,103,843	2,282,844

RISK FACTORS

     This section discusses the material risks that may make an investment in our common stock risky or speculative.  You should carefully consider this information along with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock.

RISKS PARTICULAR TO CYBER LAW REPORTER

WE HAVE OPERATED AT A LOSS IN SINCE INCEPTION AND ANTICIPATE THAT LOSSES WILL CONTINUE.

     At December 31, 2001, we had an accumulated deficit of $375,685.  We had net losses of $165,083 during the period from inception until December 31, 2000 and losses of $210,602 for the year ending December 31, 2001.    At December 31, 2000 we had negative working capital of $140,235 and at December 31, 2001 we had negative working capital of $328,756. We expect net losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability.  Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. Before reaching profitability, we anticipate additional costs of between $1 million and  $2 million to complete the development of our databases plus operating and overhead costs as we discuss later in this prospectus.  After we have introduced the product to the public, we will need substantial additional capital to expand our databases and to facilitate acquisitions.  Our auditors opinion letter includes a going concern statement which indicates that they have a substantial doubt that we currently have the capital to continue as a going concern.

THE LEGAL INFORMATION SERVICES INDUSTRY IS A VERY COMPETITIVE BUSINESS SECTOR DOMINATED BY TWO LEGACY COMPETITORS.   THIS MAY MAKE IT HARD FOR US TO COMPETE.

     The market for legal information services is dominated by West Group, a division of The Thomson Corporation, a Canadian corporation, and LEXIS-NEXIS, which is owned by Reed-Elsevier, an Anglo-Dutch corporation.  These competitors are both large, well-established companies.  They offer databases that are similar to and larger than the databases that we offer.  While we are just preparing to begin the delivery of legal information, West has been in operation for more than 100 years and LEXIS has been in operation for more than 25 years.  West and LEXIS have strong name recognition, large sales forces and substantial financial resources with which to compete.   They are well entrenched in the nation’s law schools where their products are introduced and taught to most law students.   Both West and LEXIS offer Internet access for a fee to their legal databases.

     We also compete with other companies that offer fee-based access to selected legal databases over the Internet.  These companies may be more successful than we may be in capturing market share.

AVAILABILITY OF FREE INFORMATION ON THE INTERNET MAY LESSEN THE DEMAND FOR OUR PRODUCTS BECAUSE WE CHARGE FEES FOR OUR PRODUCTS.

     We will offer access to legal databases using our proprietary search engine. While we are not a portal company, we compete with Internet portal companies that offer free access to government-sponsored and advertiser-supported sites that provide some of the same information that we provide.  Substantial amounts of free legal information are also available over the Internet and from other sources, such as courts and government agencies.  Access to this free information and additional online resources provided by such portals in the future may lessen the demand for our products.

CHANGES IN TECHNOLOGY AND SOFTWARE STANDARDS MAY MAKE IT DIFFICULT FOR US TO ADAPT AND COMPETE WITH BETTER FUNDED COMPETITORS BECAUSE WE HAVE DEVELOPED OUR OWN SOFTWARE USING CURRENT PROGRAMMING LANGUAGES.

     We have developed our own search engine using PEARL and C+ programming languages and database tables using SQL 2000.  We still have substantial work to be done in completing our databases before our product is ready to deliver to the public.  However, software is characterized by rapid change and developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements.  Changes in software standards and the languages accessible through widely distributed browsers such as Internet Explorer and Netscape could require major adaptations in our core operating systems.   If changes in software and technology standards occur, we cannot assure you that we will be able to adapt our software to these new standards.  If this occurs our delivery platform could be rendered obsolete and unusable.    In the alternative, we may face major expense and delay if changes in software or technology platform standards require major changes in our software.  This could result in our inability to successfully deliver our product or could make it cost prohibitive for us to do so.

WE NEED ACCESS TO CURRENT LEGAL OPINIONS AND STATUTES TO KEEP OUR DATABASES CURRENT.  WE MAY ENCOUNTER DIFFICULTY IN THE FUTURE ACQUIRING THESE LEGAL MATERIALS FOR OUR DATABASES.

     Our primary research databases will consist of federal and state court decisions, statutes, regulations, acts, administrative decisions, pending legislation, articles, forms and other legal information that has been provided to us by various entities.  Much of the case law that we need must be obtained from the courts or Web sites provided by the courts.  Currently much of this information is available at no cost or low cost.  However, we cannot be assured that we will have such access to this information in the future.  We will seek formal agreements with these sources of legal information. Our ability to maintain our business relationships with courts, legislative bodies and our other data providers and to build new relationships with additional data providers is critical to the success of our business.  If any of our sources significantly increase their fees, our costs of data acquisition could increase significantly.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     We were organized on March 2, 2000 by The Internet Business Factory, Inc., an Internet incubator located in Houston, Texas.  Our development and expenses have, in large part, been paid by the incubator.  We have yet to commence revenue producing operations.  Accordingly, we have a limited operating history upon which you can evaluate our business and prospects.  You must consider the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including web-based legal information companies.  Our early development stage, negative cash flow, accumulated and continuing losses, deficit shareholders’ equity and our unproven track record should be considered when investing in our stock.

THE EXERCISE OF OUR PUT RIGHTS TO GOLDBRIDGE CAPITAL LLC MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS.

 Subject to certain terms and conditions of our Investment Agreement, we intend to put shares to Goldbridge Capital at a price equal to the lesser of (i) the Market Price for such Put, minus $0.08, or (ii) 90% of the Market Price; where the Market Price is defined as the lowest closing bid price of our common stock for the twenty (20) consecutive trading days after the put date as defined by us that we deliver to Goldbridge in an advance put notice.  The exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock.  Depending on the price per share of our common stock during the twenty-four month term of the Goldbridge Investment Agreement, we may need to register additional shares for resale.

We may put shares to Goldbridge Capital under the investment agreement at prices as low as $0.08 per share.  If shares are put to Goldbridge at this price or at any price near that price, significant dilution will be experienced by other shareholders.  We are currently authorized to issue up to 50 million shares of common stock.  By filing a new registration statement in the future, we could increase the number of shares available to put to Goldbridge from the 5 million shares registered in this prospectus up to a maximum of 47,430,000 shares.  The 5 million shares we are registering to put to Goldbridge under this prospectus represent only 10.5% of the currently authorized shares that we could put to them if we file an additional registration statement in the future.  The shares we are registering would represent 66% of the currently issued and outstanding if we put all 5 million shares to Goldbridge under the terms of the investment agreement.  If all of these shares were put to Goldbridge under the investment agreement, the current shareholders would be left with only 5% of the issued and outstanding shares of the company.  They currently hold 100% of the issued and outstanding shares.  What is more, the shareholders of the company could vote to amend the articles of incorporation at a future shareholders’ meeting to increase the number of authorized shares of common stock.  If such a shareholder vote was taken in the future, Goldbridge Capital would be entitled to vote on the amendment to the Articles of Incorporation.   If this were to occur, current shareholders could experience even greater dilution.  Because of the option we have to sell shares to Goldbridge Capital at very low prices, a substantial risk of dilution exists for shareholders, which could cause a significant reduction in the value of their shares.

THE SALE OF LARGE AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

 When we exercise our put rights and sell shares of our common stock to Goldbridge, they may sell the stock they purchase from us.  If they do, our common stock price may decrease because of the additional shares available in the market.  If we decide to exercise our put rights to Goldbridge while the price of our stock is low, we must issue more shares of our common stock for any given dollar amount received from Goldbridge.

THE TERMS OF THE INVESTMENT AGREEMENT MAY MAKE IT DIFFICULT TO EVALUATE A SHAREHOLDER'S EQUITY POSITION IN OUR COMPANY.

The investment agreement allows us to decide in the future if, when and how many shares we want to require Goldbridge to buy under the terms of the investment agreement and this prospectus.   This means that the number of shares sold to them under Rule 415 could vary from time to time and cannot be determined at this time or clearly predicted on any specific future date.  Therefore, the percentage of our common stock held by a shareholder on any given day may be different from another day depending on when and how many shares we require Goldbridge to purchase from us under the Investment Agreement.  We expect to use the net proceeds from the Investment Agreement for general corporate purposes.  However, we will have significant flexibility in applying the net proceeds.  If we fail to apply the net proceeds effectively, our business could be negatively affected.

BECAUSE WE ARE A RELATIVELY YOUNG COMPANY THAT HAS NOT YET COMMENCED PROFITABLE OPERATIONS, OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

Because we are a young company that has not yet commenced profitable operations, our quarterly results may be affected by a variety of factors, some of which are beyond our control. Examples of such factors include:

  the introduction of new products by competitors, which is beyond our control;

  difficulties produced by rapid growth;

  business interruptions or national events which we cannot control;

  unexpected increases in marketing expenses;

  changes in the cost or time required to obtain data for our databases economic and market conditions beyond our control that affect our ability to obtain financing or attract new customers; and

  costs and risks associated with potential acquisitions.

Our financial results may also be fluctuate because  a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation.   If our actual revenue does not meet our expectations or projections,  it may significantly effect the value of our common stock.   As a result, period-to-period comparisons of our historical results of operations may not be meaningful and you should not rely on them as an indication of our future performance.

WE WILL REQUIRE ADDITIONAL DEBT OR EQUITY CAPITAL IN THE FUTURE TO SUCCESSFULLY INTRODUCE OUR PRODUCT TO OUR TARGET MARKET.

We will need to raise additional funds through public or private debt or equity financing to complete the implementation of our business plan.  If we raise additional funds by issuing equity securities, you may suffer dilution in your holdings of our common stock.  Also, adequate funds may not be available to us when we need them, or may not be available to us on favorable terms.  In this case, we may not be able to complete our databases or effectively market our products or services.  We anticipate that it will cost us between $1 million and $2 million to complete our initial databases and introduce our product to the public effectively.  To grow more quickly and to make significant acquisitions, we will need additional funds.  We will need to identify and interest investors that we do not currently have in order to obtain this capital.  There is a material risk that we will not be able to acquire the financing we need to complete and deliver our products to the market.  If we do not raise additional capital either through puts to Goldbridge Capital under our investment agreement or from other sources, the value of our common shares could be adversely affected.

WE MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS FROM THE GOLDBRIDGE INVESTMENT AGREEMENT TO MEET OUR LIQUIDITY NEEDS.

The future market price and trading volume of our common stock limits the rate at which we can obtain funding from Goldbridge under our Investment Agreement.  If volume is low the size of our puts is limited, or if the price becomes too low, even with adequate trading volume, it may become inefficient for us to make puts under the agreement.  The Agreement allows us to make puts at low prices (as low as $0.08 per share).  If we were to make puts at these prices, existing shareholders would experience significant dilution.  We may be unable to satisfy the conditions contained in the Investment Agreement, which would result in our inability to draw down money on a timely basis, if at all. If the price of our common stock declines, or trading volume in our common stock is low, we will be unable to obtain sufficient funds to meet our needs.

BECAUSE CUSTOMERS MAY RELY ON OUR DATABASES FOR LEGAL RESEARCH, WE COULD BE EXPOSED TO LEGAL LIABILITY FOR INACCURACIES IN THE INFORMATION WE PROVIDE OR DEFECTS IN OUR PRODUCTS.

     It is not possible for us to achieve 100% accuracy in the quality of the information we include in our product.  Many of our customers will depend upon the legal data we provide as authoritative.  As a result, we may be subject to claims by our customers based on negligence or other theories relating to the information we provide through our Web sites.  These types of claims could be time-consuming and expensive to defend and could result in the diversion of our management's time and attention.

IF WE EXPERIENCE RAPID GROWTH DUE TO AN INCREASE IN THE NUMBER OF CUSTOMERS VISITING OUR SITE, IT COULD STRAIN OUR OPERATIONAL AND FINANCIAL RESOURCES CAUSING THE QUALITY OF OUR SERVICE TO SUFFER AND CAUSING US TO LOSE CUSTOMERS.

When we begin delivering our legal information over the Internet, we may to realize rapid growth in our operations.   Because our software systems and server systems are new, they have never been tested under high load levels that would be created by a large number of visitors coming to our site.  If this happens it could strain our systems and cause system or software failures.  In the alternative, this growth may strain on our financial resources as we attempt to increase capacity and infrastructure in response to demand for our services.

We cannot assure you that our personnel, systems and controls will be adequate to support any future growth.  Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses or reduce our potential revenues.

OUR COMPANY IS CURRENTLY NOT KNOWN TO OUR TARGET MARKET.  IF WE DO NOT INCREASE AWARENESS OF OUR BRAND NAME, OUR ABILITY TO REACH NEW CUSTOMERS WILL BE LIMITED.

Our future success will depend, in large part, on our ability to increase awareness of our brand name and our web sites in our target markets.  To do so, we must succeed in our marketing efforts, provide high-quality products and services and increase traffic to our web sites.  If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, we may not be able to attract new customers and generate.  If we do not attract a sufficient number of customers our revenue will fall short of our expenses and we will not be able to continue as a going concern.

COMPUTER AND SYSTEM SECURITY ISSUES CREAT A RISK OF SYSTEM FAILURES THAT COULD BE HARMFUL TO OUR BUSINESS BECAUSE WE WILL DEPEND ENTIRELY ON COMPUTER SYSTEMS AND THE INTERNET TO DELIVER OUR PRODUCT.

Any system failure that causes interruptions in our ability to deliver our products to our customers, including failures that affect our ability to collect information from our data providers, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services.  Such interruptions, for example, could result from acts of terrorism and war.  We also face the risk of a security breach of our computer system, which could disrupt the distribution of our products.  Damage to our computer system or intrusion by hackers could delay or prevent delivery of our products and result in the loss of our customers. Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism, hackers and other malicious acts. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our products. Our computer and communications hardware is located at outside facilities, and the loss of any of this hardware or the data it contains could cause us not to be able to operate our business for a substantial period of time.

WE DEPEND HEAVILY ON OUR MANAGEMENT TEAM, MOST OF WHICH HAS LITTLE EXPERIENCE WORKING TOGETHER OR MANAGING A PUBLIC COMPANY.

Our success depends, to a significant extent, upon the efforts and abilities of Jonathan Gilchrist, our Chairman of the Board, President and Chief Executive Officer.  Loss of Mr. Gilchrist’s services could materially affect our business, results of operations and financial condition.  Also, our management team has worked together for less than two years.  The short period of time that our senior officers have worked together, or their potential inability to work successfully together, may adversely affect our ability to manage growth.  Moreover, our officers generally have limited experience in managing a public company.  The ability of our management team to manage future growth, if any, or the demands of successfully operating a public company is unproven.

OUR OFFICERS DO NOT DEVOTE THEIR FULL TIME EFFORTS TO OUR BUSINESS AND ARE ENGAGED IN OTHER BUSINESS ACTIVITIES.

Each of our officers, including our CEO, devotes only a part of their time to the management of Cyber Law Reporter.  For example, our Chairman and CEO is also the Chairman and CEO of The Internet Business Factory, Inc., an Internet incubator company and its portfolio company A Time To Grow, Inc.  In addition, he works as a member of Goldbridge Capital in Houston, Texas.  Because each member of our management team has other business obligations, they may not spend as much time as needed on our business in order to maximize its success.  When competing demands on their time arise, we cannot insure that the needs of our company will have priority over the other demands placed upon the management team’s time.  Conflicting demands on the time of our officers and management could result in reduced attention to the needs of the Company and could materially reduce our effectiveness and results.

The precise percentage of time each member of the management team will spend on our business will vary depending on factors such as:

  Our ability to compensate them for their services;

  The rate at which our business grows;

  The needs of the business for the skills of that member of the management team; or

  The efficiency with which we are able to acquire new data for our legal databases.

OUR INCUBATION COMPANY AND UNDERWRITER ARE RELATED PARTIES, WHICH CREATES A RISK THAT CONFLICTS OF INTEREST COULD AFFECT OUR RESULTS.

Our Chairman and CEO, Jonathan Gilchrist, is the Chairman and CEO of The Internet Business Factory, Inc., the incubator company that created Cyber Law Reporter.  It is a major shareholder of our Company.  It is possible that a conflict of interest could exist or arise between the interests of The Internet Business Factory and our company.  Mr. Gilchrist is the natural person who will control the voting authority over the shares owned by The Internet Business Factory.  He is also a principal and part owner of Goldbridge Capital who owns 200,000 shares of our common stock.  Mr. Gilchrist holds shared voting control (37.5%) over of these shares.

    We do not have any agreements with Mr. Gilchrist regarding when or how he can exercise any of these voting rights and there remains, therefore, a potential conflict of interest between us and any other entity or organization which holds our shares and in which Mr. Gilchrist holds voting control or shared voting control over the shares of our stock they own.  If these shares are sold in large blocks or at times when the market for our stock is not strong, it may have a negative effect on the value of the shares purchased by other investors under this prospectus.

Goldbridge Capital also is the underwriter to whom we have the right to put shares under the Investment Agreement described in this prospectus.   As a principal in Goldbridge Capital, Mr. Gilchrist will be in a position to influence whether Goldbridge will sell shares we put to it under the Investment Agreement or whether they decide to hold the shares they purchase.  This investment decision could affect the value of our stock in the market.  In the same way, he will be in a position to determine if and when The Internet Business Factory, Inc. decides to sell the shares it holds and which are included in this prospectus.

THERE IS INTENSE COMPETITION FOR QUALIFIED COMPUTER TECHNICIANS, PROGRAMMERS AND SALES AND MARKETING PERSONNEL, AND OUR FAILURE TO ATTRACT AND RETAIN THESE PEOPLE COULD AFFECT OUR ABILITY TO RESPOND TO RAPID TECHNOLOGICAL CHANGE AND TO INCREASE OUR SALES.

Our future success also depends upon our ability to attract and retain qualified computer programmers, other technical personnel and sales and marketing personnel.  Competition for talented personnel, particularly technical personnel, is intense.  This competition could increase the costs of hiring and retaining personnel.  We do not have employment agreements with any person other than Mr. Gilchrist at this time.  We may not be able to attract, retain and adequately motivate our personnel or to integrate new personnel into our operations successfully.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, INCLUDING OUR SEARCH AND RETRIEVAL SOFTWARE, AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

Our services are highly dependent upon proprietary technology, including, for example, our proprietary search engine.  We rely on contracts, confidentiality agreements and copyright, trademark and trade secrecy laws to protect our proprietary rights in our technology.  The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information.  In addition, online end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries.  In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States.  Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

Many of our software programs, including our proprietary search engine, interact with and perform numerous functions similar to software available from third parties.  Therefore, we could be subject to claims that our technology infringes the proprietary rights of third parties.  In addition, we may agree in the future, to indemnify some of our customers against claims that our products infringe upon the intellectual property rights of others.  Claims against us or these customers, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams.  A claim of infringement may require us and our customers to obtain one or more licenses from third parties.  We cannot assure you that we or our customers will be able to obtain necessary licenses from third parties at a reasonable cost or at all.  Any failure to obtain a required license could have a material adverse effect on our business, results of operations and financial condition.

PART OF OUR PLAN IS TO GROW BY ACQUISITION.  WE MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES EFFECTIVELY.

Our future growth includes plans to make significant acquisitions of other legal content and information businesses or operations.  We expect to evaluate and, where appropriate, pursue acquisition opportunities with other legal Web sites, legal information companies, vendors who target the legal community, or other businesses that we feel would advance the interests of our shareholders on terms we consider favorable.  We do not currently have any specific acquisition targets nor have we discussed the possibility with any other company.  We cannot assure you that we will be able to identify attractive acquisition opportunities.  Even if we do identify attractive candidates, we cannot assure you that we will be able to complete the acquisition of them on commercially acceptable terms or that even if acquisitions are made, that they will have a positive effect on the company or the value of our stock.  We plan to make acquisitions using our common stock.  Because we are a new company with limited operation we may be unable to find companies willing to accept our common stock. If this happens, we will not be able to complete the acquisitions we hope to complete.  We hope to enter into discussions that will lead to acquisitions within the first year following the effective date of this prospectus.  If we acquire another business, we could have difficulty integrating its operations, systems, management and other personnel and technology with our own.  These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if these difficulties could be overcome, we cannot assure you that the anticipated benefits of any acquisition would be realized.  In addition, we may incur debt or issue equity securities to pay for any future acquisitions.  The issuance of equity securities could be dilutive to our existing stockholders.

RISKS RELATED TO OUR INDUSTRY

THE MARKET FOR INTERNET BASED LEGAL INFORMATION IS NEW AND UNPREDICTABLE WHICH CREATES A RISK THAT OUR PRODUCTS MAY NOT BE PROFITABLE WHEN INTRODUCED TO THE MARKET.

The market for web-based legal information has only recently begun to develop and it is rapidly evolving.  The delivery of professional material on the Internet has only begun to occur in recent years and it is not yet possible to determine how widespread its acceptance will be in the future.  This makes it difficult to predict demand and market acceptance for our products as well as appropriate pricing strategies.  We do not know how much demand there will be for our products when they are introduced or how well accepted our products will be by those who are interested in purchasing legal information online.  We cannot determine how much this market will grow in the future or how much of this market we will be able to capture.  We may have to adjust our pricing model to gain market share in ways that would reduce or eliminate our potential profits in order to compete effectively.   If the market for our products does not develop as quickly as we expect, if customers do not accept our products or if our pricing strategy is not successful, our future revenues and the value of our stock will be adversely affected.

A DOWNTURN IN THE LEGAL INDUSTRY COULD CAUSE OUR REVENUES TO DECREASE.

Most of our business depends on the continued demand for legal information. Therefore, any downturn in business for the legal profession or demand for legal services could cause our revenues to decrease, which will adversely affect our results of operations.

WE MAY NOT EFFECTIVELY RESPOND TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS IN THE LEGAL INFORMATION MARKET, WE WILL BE AT A COMPETITIVE DISADVANTAGE AND WE COULD LOSE POTENTIAL CUSTOMERS TO OUR COMPETITORS.

The market for web-based products and services is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements.  As a result, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the legal community and competitive product offerings.  We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace.  If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

RISKS RELATED TO OUR COMMON STOCK

OUR BY-LAWS MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US OR TAKE CONTROL OF THE COMPANY EVEN IF DOING SO WOULD BE BENEFICIAL TO YOU.

Provisions of our certificate of incorporation and bylaws and Texas law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to you.  These provisions may be reviewed in our By-laws which are available as an exhibit to our SB-2 registration statement to which this prospectus relates.  These provisions include the following:

·

our board of directors is authorized to issue up to 50  million shares of common stock without any further vote or action by the stockholders, which may be used by the board to create changes in voting control or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

·

a prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect directors;

·

limitations on who may call annual and special meetings of stockholders;

·

advance notice procedures with regard to stockholder proposals and the nominations, other than by or at the direction of the board, of candidates for election as directors;

·

a requirement that vacancies on the board of directors, including newly created directorships, be filled only by a majority of directors then in office;

BECAUSE OUR OFFICERS AND DIRECTORS OWN APPROXIMATELY 80% OF OUR CURRENTLY ISSUED AND OUTSTANDING COMMON STOCK, THEY CAN CONTROL SUBSTANTIALLY ALL MATTERS REQUIRING SHAREHOLDER APPROVAL.  THIS COULD HAVE AN ADVERSE EFFECT ON OTHER STOCKHOLDERS WHO DO NOT HAVE CONTROL.

As of December 31, 2001, our directors, executive officers and their affiliates beneficially owned a total of approximately 80% of our outstanding common stock.  (See, Security Ownership of Certain Beneficial Owners and Management).  As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs.  This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could materially adversely affect the market price of our common stock.

THE PENNY STOCK RULES MAY LIMIT THE MARKET FOR OUR STOCK.  BECAUSE SHARES OF OUR COMMON STOCK MAY TRADE UNDER $5.00, THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

Our securities will probably be considered a penny stock. Penny stocks generally are securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

A STABLE MARKET MAY NOT DEVELOP FOR OUR STOCK.  THE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

There currently is no public market for our common stock, and there is no assurance that there will ever be such a market.  Because we have yet to introduce our products to the market and generate earnings, we do not know how the market will respond to the availability of our stock or at what prices shareholders may decide to buy or sell our shares.  If a market for our stock develops, the trading price of our common stock may be highly volatile and could be subject to wide fluctuations in price.  In addition to the risks related to our internal operations, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of any specific company.  There can be no assurance that trading prices and earnings will materialize as we expect.   Broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance.  Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company.  The institution of similar litigation against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

WE EXPECT TO ISSUE ADDITIONAL STOCK IN THE FUTURE TO FINANCE OUR BUSINESS PLAN AND THE POTENTIAL DILUTION CAUSED BY THE ISSUANCE OF STOCK IN THE FUTURE MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

As of December 31, 2001 we had outstanding 2,570,000 shares of common stock.  Subsequent to the effective date of this offering, we will need to raise additional capital, which may result in the issuance of additional shares of common stock, or debt instruments.  Shares may be issued under our Investment Agreement with Goldbridge Capital, LLC pursuant to an available exemption, a later registration statement or both.  If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop.  These factors could also make it more difficult to raise funds through future offerings of common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS TO YOU.

We have never declared or paid dividends to our stockholders.  We currently intend to retain any future earnings for funding growth and therefore do not expect to pay any dividends in the foreseeable future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are based upon the beliefs and assumptions of, and on information available to, management, and are subject to risks and uncertainties.  Forward-looking statements include the information concerning our possible or assumed future results of operations, capital resources and performance, and those statements preceded by, followed by or that include the words "may," "will," "could," "should," "believes," "expects," "plans," "seeks,” "intends," "estimates," "anticipates" or similar expressions, or by discussions of strategy, plans or intentions.

You should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements.  We assume no obligation to update forward-looking statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATION.

The following discussion should be read along with our financial statements, which are included in another section of this prospectus.  This discussion contains forward-looking statements about our expectations for our business and financial needs.  These expectations are subject to a variety of uncertainties and risks that may cause actual results to vary significantly from our expectations.  The cautionary statements made in this Report should be read as applying to all forward-looking statements in any part of this prospectus.

We were incorporated on March 2, 2000 as a Texas Corporation. Our principal office is located at 1207 Wisterwood, Houston, Texas 77043.  We may be contacted at (713) 249-1428.  Any reference in this document to “the Company,” "our", “we” or “us” refers to Cyber Law Reporter, Inc.

Since inception, we have achieved several important milestones.  We have developed our own search engine software and database structure through which we will provide online access to primary legal research materials and other legal information when we introduce our products to the public.    We have populated our databases with test materials in order to evaluate their operational efficiency.  We have not yet commenced commercial operations.  We hope to complete the development of our databases and introduce our product and Web sites to the marketplace approximately one year following the effective date of this prospectus.   We are a content publishing company that will provide access to legal information via the Internet.  Much of our information will be provided at no fee and the remainder at a modest subscription rate.  In addition, we expect to realize revenue from providing marketing services to law related business providers such as law firms, court reporting agencies and vendors selling products or services to law firms who want exposure to the users of our research system.  We hope to refer our users to these service providers through our site.  The sources of our revenue are planned to include revenue from advertising, sales commissions and subscriptions to our content.  Our future expenses will consist primarily of marketing costs, the cost of purchasing legal data from third parties, management expenses and product development costs.  Key milestones in this process include, (a) refreshing the content on our eLegal.com Web site which we anticipate will take about one month, (b) completion of a redesign of our www.ClickToSue.com Web site which will be used for providing marketing and attorney referral services which  we expect to take three-four months, (this Web site will require approval by the Texas Bar Association advertising review committee before we allow public access to the site), and (c) we will need to complete at least one of our primary legal databases such as a state caselaw database or federal caselaw databases in order to begin the introduction and marketing of these databases as a subscription based product.  With the funding we hope to receive under the Goldbridge Capital investment agreement we expect that this will take between twelve-eighteen months.  Our first revenue is expected to come from the www.ClickToSue.com Web site approximately twelve months from the effective date of this prospectus.   Following the effective date of this prospectus, we will need to obtain additional financing to provide for the development of additional data and resources that will be useful to those who will visit our site at www.eLegal.com.  (We will not make this site available to the public until our database is complete).  In addition, following the effective date of the registration statement filed on Form SB-2 of which this prospectus is a part, we intend to attempt to acquire other law related information sites and consolidate the client base, traffic and published content into one, more useful and powerful legal information Web site.  We will need additional sources of capital to achieve this result.  Other than our Investment Agreement with Goldbridge Capital, we have not identified sources of capital at this time.

We expect to experience high volatility in operating results, net income and cash flows from quarter to quarter and from year to year.  Our revenues depend on our ability to attract and retain customers.  Most of our customers will have the option of discontinuing their service at any time for any reason.  To the extent that revenues are below expectations, we may be unable or unwilling to reduce expenses proportionately, and operating results, net income and cash flows will be adversely affected.

Results of Operations

As of December 31, 2000, we had a cash balance of $2,609 and no other liquid assets or resources.  On December 31, 2001 we had a cash balance of $660.  Our liabilities consisted of a note due to a shareholder, Jonathan Gilchrist, in the amount of $330,000 for services rendered on our behalf for which he as not been compensated.   From inception through December 31, 2001 we received cash in the amount of $19,964 from the sale of our stock to 22 accredited investors.  In addition, the founders invested $1,510.  We have been dependent on The Internet Business Factory, Inc., an Internet incubator and related party, to provide sufficient working capital for operations and the development of our legal research products at all times prior to December 31, 2001.  We issued 500,000 shares of our common stock to them as consideration for these services which we valued at $125,000 or $0.25 per share.  These shares were non-forfeitable and fully vested when issued.  We will be responsible for our own expenses and development beginning on January 1, 2002.  If we are not able to raise sufficient capital through investment activity, we may not be able to successfully implement our business plan.  We may need to depend upon shareholder loans or investment, if available, to fund operations.

We began the development of our product, Web sites and content resources at inception using a team of programmers led by a college professor, Dr. Kwok-Bun Yue and several graduate students from the University of Houston, Clear Lake.  This team was compensated with stock for the services they provided.  Because we did not launch the marketing of our product during this period, we did not have any revenues or profits.  We have not yet realized revenue from the sale of our products and have been dependent on The Internet Business Factory, investment under our private placement and shareholder loans to cover operational and development costs.  We invested a total of $15,048 of our own cash in all aspects of the business during the period ending December 31, 2000, and $5,766 during 2001.  During these periods we were able to use common stock to pay for some of our expense.  We issued 500,000 shares of common stock to The Internet Business Factory, Inc. for the services they would render in providing management, development, software and marketing services.  They remain a beneficial owner of 19% of our common shares.  We issued 100,000 shares to William Carmichael as founder’s shares purchased at par value at inception.  We issued 100,000 to Mr. Tommy Waldrop of PG Technology in payment for an equipment loan of $11,000 or $0.11 per share.

The stock we have issued is summarized in the following table:

	Number of Shareholders	Number of Shares	Cash price paid	Value of services received
Year 2000
Founder’s Stock	9	1,510,000	$1,510	---
Internet Business Factory & Programmers	4	600,000		$150,000
Investors	2	70,230	17,557	---
Year 2001
Equipment loan	1	100,000	---	$11,000
Services	4	265,700	---	$26,570
Investors	20	___24,070	__2,407	______---
	40	2,570,000	$21,474	$187,570

We had a net loss of $165,083 for the period ending December 31, 2000 and a net loss of $210,602 for the year 2001.  This represents a loss of $0.08 per share for the period ending December 31, 2000 and $0.09 per share for  2001.  Our total loss from inception to December 31, 2001 is $375,685 or $0.16 per share.  At December 31, 2000 we had negative working capital of $140,235 and at December 31, 2001 we had negative working capital of $328,756.  We have very limited liquidity and have been dependent on The Internet Business Factory for the development of our product, software platform and content.

We have developed our Web site and search engine.  We currently have over 20,000 cases from jurisdictions including Texas and New York that can be accessed through our database.  However, we will not begin selling this data until our databases are complete.  Because this Registration Statement covers our first fiscal year ended December 31, 2001 and December 31, 2000, we are unable to compare performance to earlier periods.  We feel that we will be ready within a year to begin the process of delivering our product to the marketplace effectively and that this can be done profitably if we complete our funding goals as discussed in this filing.  If we are unable to procure additional funding we may not be able to complete the development of our business plan and may not be able to continue as a going concern.

Plan of Operations

Our plan of operations centers on the development and introduction of two main Web sites – www.eLegal.com and www.ClickToSue.com.  We have internally developed both of these sites but will not introduce them to the public until they have been revised, updated and more fully populated with data.  The eLegal.com site will be a legal content portal through which our subscribers can access primary legal materials such as state and federal case law, statutes and other law related materials.  This will require that we populate our databases with substantial amounts of primary materials that we feel will be of interest both to legal professionals and to individuals who are not legal professionals but who may have an interest or need for legal information.  Key milestones in our development process include,

(a) refreshing the content on our eLegal.com Web site which we anticipate will take about one month of full-time programming,

(b) completion of a redesign of our www.ClickToSue.com Web site which will be used for providing marketing and attorney referral services which  we expect to take three-four months, (this Web site will require approval by the Texas Bar Association advertising review committee before we allow public access to the site), and

(c) we will need to complete at least one of our primary legal databases such as a state case law database or federal case law databases in order to begin the introduction and marketing of these databases as a subscription based product.  With the funding we hope to receive under the Goldbridge Capital investment agreement we expect that this will take between twelve-eighteen months.

Our first revenue is expected to come from the www.ClickToSue.com Web site approximately twelve months from the effective date of this prospectus.   We anticipate costs of between $1 and $2 million dollars for the acquisition of case law and primary law materials needed to complete our databases and to fund operations over the next 18 months.  We will need to launch a significant marketing effort both on the Internet and in traditional advertising media to draw users to our site this will be an additional cost that can be scaled up depending on the amount of cash we have available.  Advertising in the traditional media will be geographically targeted to those major cities where we have established strong relationships with vendors and law firms who contract to use our marketing and promotional services.  However, we may be able to grow more quickly and make more or larger acquisitions if we are able to obtain access to greater amounts of capital.  We currently do not have any paid employees.  We hope to increase the number of employees over the next twelve months to between 8-12 employees based upon the availability of capital and the growth of revenues as we introduce our products.

We plan to provide access to complete case law databases through our Web site and to refer visitors to law and legal related services which may be of interest to them, such as court reporting services, private investigators and law firms.  We hope to receive fee income from service providers to whom we introduce clients.  We do not currently have any contractual agreements to receive marketing or referral fees.  Despite our efforts, we may not be successful in implementing our business plan based on the recent trends within the Internet industry, particularly with respect to consumer oriented content providers and e-commerce companies.  Beginning in early 2000 and continuing into 2001, a significant number of these companies began to experience financial difficulties, which included dropping share prices, layoffs or closures and lack of profits.  In addition, many Internet companies have sought combination with their competitors or with more traditional brick-and-mortar” companies in an effort to survive.  Many Internet companies are running deep losses and have spent heavily on marketing, customer acquisition, personnel and product development only to experience cash shortages prior to reaching profitability.  We may be affected by similar market conditions.

On October 25, 2001, we entered into an Investment Agreement with Goldbridge Capital which will allow us, subject to specific conditions, to put or sell up to $20 million of our common stock to them over a two year period.  In order to sell this stock to Goldbridge Capital under the Investment Agreement we must have an effective registration statement on file with the SEC, we must have sufficient liquidity in our stock and we must meet certain other minimum requirements under the agreement.  This agreement is discussed in greater detail below and has been filed as an exhibit to our registration statement on Form SB-2 to which this prospectus relates.  We plan to use the proceeds that we may receive from the sale of shares to Goldbridge Capital to develop, deploy and market our product as well as for acquisition costs.  We are not currently seeking financing from any source other than from the Investment Agreement with Goldbridge Capital.  We do not currently have plans to seek additional financing until we are able to evaluate the effectiveness of this Agreement.  We will have to succeed in our financing activities in the year ahead in order to complete and execute on our business plan.  Our working capital requirements and cash flow from operations are expected to vary from quarter to quarter, depending on the success of marketing activities, operating expenses, capital expenditures and other factors.  We will need to raise substantial additional capital in order to succeed and to continue in business.  Since inception, we have experienced negative cash flow from operations and will continue to experience negative cash flow for some time in the future.  It is not expected that the internal source of liquidity will improve until significant net cash is provided by operating activities, if ever, and until then we intend to rely upon external sources for liquidity.  As of December 31, 2001, our sources of external and internal financing are limited.  Our primary source of capital, if available, is currently our founding shareholder, Jonathan Gilchrist and a limited number of accredited investors.

Liquidity and Capital Resources

In 2000 and  2001, we were funded and operated primarily within the confines of an Internet incubator, The Internet Business Factory, Inc.  We depended primarily on the liquidity and resources of the incubator for development, personnel, licensing, hardware, bandwidth and operating costs.  Our ability to execute our business strategy depends on our ability to attract a significant amount of additional capital.  As of December 31, 2000, we had total assets of $163,574 and $161,000 in current liabilities.  As of December 31, 2001 we had total assets of $163,359 and $330,000 in current liabilities.  We had a net loss of $165,083 for the period ended December 31, 2000 and $210,602 for the year ended December 31, 2001.  Negative cash flow from operating activities for the period ended December 31, 2000 was $4,083.  For the year ended December 31, 2001, negative cash flow from operating activities was $4,616.

At December 31, 2000 we had negative working capital of $140,235 and at December 31, 2001 we had negative working capital of $328,756.   We do not guarantee any related party debt and we do not have any off balance sheet liabilities.

To fund the development and implementation of our business plan, we issued a total of 865,700 shares of common stock for services, including shares issued to the Internet incubator.  These shares were valued, on an aggregate average basis, at $0.20 per share.  In addition, in the year 2000, we sold 70,230 shares of common stock to accredited investors under a Section 4(2) exemption to registration for $17,577 ($0.25 per share) and 1,510,000 to our founders at par value ($1,510) at inception.  In 2001, we repaid an $11,000 equipment loan by issuing 100,000 shares of common stock, and we sold 24,070 shares to 20 accredited investors under an exemption from registration contained in Section 4(2) for $2,407 ($0.10 per share).  We issued a promissory note for $330,000 to Mr. Gilchrist, a lawyer and our CEO,  for services rendered on our behalf for which we were not able to compensate him in cash.  This represents $15,000 per month from inception through December 31, 2001 – the amount we agreed to pay Mr. Gilchrist for his services.  These services included the drafting and development of the business plan, conceptual planning of our research Web site, consulting as to legal content and other management, planning and legal services.   The amount of fees owed to Mr. Gilchrist continues to accrue at a rate of $15,000 per month.

Other than the Note that we owe to Mr. Gilchrist, we do not have any material commitments for capital expenditures or current liabilities as of December 31, 2001.

We do not currently possess sufficient financing commitments to meet our future liquidity needs.  We have entered into an Investment Agreement with Goldbridge Capital, LLC to underwrite a Discretionary Drawdown Offering of $20,000,000 as described beginning on page 29.   Our access to capital through the sale of shares to Goldbridge is  limited by the trading volume of our stock in the market and our stock price.

Our current operating expenses are very limited because we do not have any paid employees and very limited operating overhead.  Currently, we are dependent upon shareholder loans, if and when available, to pay expenses.  No agreement exists requiring these shareholders to provide financing.  These resources will not be sufficient to cover all of our development costs and we will need to raise capital in the next twelve months through our Investment Agreement with Goldbridge Capital or from other sources. Following the effective date of this prospectus we will seek financing through one or more of the following:

  A private placement of common stock under Reg. D of the Securities Act;
  Investment Agreement with Goldbridge Capital;

  A debt offering under Reg. D of the Securities Act;

  A strategic joint venture with a company that can use our data or which targets the same customers we are targeting; or

  An offering of convertible securities under Reg. D of the Securities Act.

    Other than the Investment Agreement we have with  Goldbridge Capital, we have not entered into negotiations or discussions with any funding or financing source at this time and we do not know what terms would be available to us under any one of the other financing options. Significant dilution could occur as the result of any future financing and this could reduce the value of the shares offered under this prospectus.  We cannot project the future level of dilution that may be experienced by investors as a result of our future financings but it could significantly affect the value of our shares.

We will have to succeed in debt or equity financing activities in the months ahead in order to complete and execute on our business plan.  Our working capital requirements and cash flow from operations are expected to vary from quarter to quarter, depending on the success of marketing activities, operating expenses, capital expenditures and other factors.  We will need to raise substantial additional capital in order to succeed and to continue in business.  Since inception, we have experienced negative cash flow from operations and will continue to experience negative cash flow for some time in the future.  It is not expected that the internal source of liquidity will improve until significant net cash is provided by operating activities, and until then, we intend to rely upon external sources for liquidity.  As of December 31, 2001, our sources of external and internal financing are limited.  Our primary source of capital, if and when available, is currently our founding shareholder, Jonathan Gilchrist and a limited number of accredited investors.

Our financial statements are prepared using principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, we do not have significant cash or liquid assets, nor do we have any source of revenue sufficient to cover our operating costs and to allow us to continue as a going concern.  We may, in the future, experience significant fluctuations in our results of operations.   We will be required to obtain additional debt or equity financing or our illiquidity could suppress the value and price of our shares if and when a market for those shares becomes available.  Offerings of securities may not be undertaken, and if undertaken, may not be successful or the proceeds derived from these offerings may be less than anticipated and/or may be insufficient to fund operations and meet the needs of our business plan.  Our current deficit in working capital means we do not have sufficient capital to cover cash requirements for the balance of the current fiscal year or to bring us to a positive cash flow position.  It is possible that we will never become profitable and will not be able to continue as a going concern.

Quantitative and Qualitative Disclosure About Market Risk

From inception through the period ended December 31, 2001, we had no interest bearing investments and no outstanding debt securities.  We have a shareholder note payable in the amount of $330,000 as of December 31, 2001 owed to Jonathan Gilchrist, our founder, for services rendered by him on behalf of the company for which we did not compensate him in cash.  This promissory note is non-interest bearing.

Cyber Law Reporter is exposed to interest rate risk, because additional financing may be needed to cover operating losses and capital expenditures associated with establishing and expanding our business. The interest rate that we will be able to obtain on debt financing will depend on our financial condition and market conditions at the time such financing, if any, is arranged.

USE OF PROCEEDS

The shares of common stock covered by this prospectus are to be sold by our shareholders and we will not receive any proceeds from their sales of stock which they may sell under this prospectus.  We may, however, receive proceeds from the sale of shares to Goldbridge Capital under our Investment Agreement if we choose to put shares to them subject to the terms and conditions of that agreement.

GOLDBRIDGE CAPITAL, LLC, INVESTMENT AGREEMENT

We entered into an Investment Agreement with Goldbridge Capital, LLC, on October 25, 2001 for the sale of up to $20,000,000 of our common stock to Goldbridge under a series of puts over a two year period under Rule 415.  The five million shares we are registering in this prospectus will be held by us until such time as we decide to put these shares to Goldbridge under Rule 415.  A copy of the agreement has been filed as an exhibit to the SB-2 registration statement to which this prospectus relates.  (See, “Where You Can Find More Information.”)

Following the effective date of this registration, we will have the right to decide whether to sell shares to Goldbridge under the Investment Agreement or not.  When we decide to make a put to Goldbridge, they are required to buy the shares we put to them under the terms of the Investment Agreement.  We may decide in the future to sell all, part or none of the five million shares registered under the registration statement to which this prospectus relates.   If a market does not develop for our stock with sufficient trading volume to put shares to Goldbridge, we will be unable to put any of the shares even if we wished to do so.  Each put is limited to 15% of the trading volume during the 20-day pricing period, which begins on the put date.  If our trading volume is less than 5,000 shares per day we many not be able to raise the capital we need under the investment agreement.  If we elect to put less than $50,000 in total put dollar amounts to Goldbridge during any six-month segment, we must pay a non-usage fee of $5,000 minus 10% of the actual dollar value of the puts we did make during that period.

The amount we receive from Goldbridge when we make a put will be the lesser of 90% of, or $0.08 below, the lowest closing bid price during the 20-day pricing period.  If our stock fails to trade at the level of $0.80 or more, the maximum amount we can receive from each put will be a lesser percentage than we otherwise would receive.  For example, if the lowest closing share price during a put period is $0.60 we would receive only $0.52 per share.  By contrast, if the lowest closing bid price during that same period is $1.00, we would receive $0.90 per share.  The following table illustrates the effect that lower share prices would have on the book value of an investor’s shares:

Table illustrating the effect on shareholder’s equity of market price fluctuation for shares sold to Goldbridge Capital under our investment agreement

Market Price[1]	Net to Company	Shares outstanding prior to any puts[2]	Shares outstanding if maximum puts to Goldbridge[3]	Total shares after all puts	Percent of shares available to put to Goldbridge[5]	Shareholders’ equity per share[4]
None	---	2,570,000	---	---		<$0.06>
$5.00	$4.50	2,570,000	4,444,444	7,014,444	9%	$2.83
$2.50	$2.25	2,570,000	8,888,888	11,458,888	19%	$1.73
$0.70	$0.62	2,570,000	32,258,064	34,828,064	68%	$0.57
$0.501674	$0.421674	2,570,000	47,430,000	50,000,000	100%	$0.40
$0.10	$0.02	2,570,000	47,430,000(6)	50,000,000	100%	$0.02

           1.  The market price is defined in the agreement as the lowest closing bid price during the pricing period.  These market prices are for the purpose of illustration only and do not indicate our expectation that these prices will reflect the actual value of our stock in the market.

2.  We have the right to put shares to Goldbridge over a two-year period.  The company may issue other shares for other purposes during this period that would affect the dilution experienced by investors under this prospectus.

3.  We may or may not decide to make the maximum number and size of puts allowed under the investment agreement.  This assumes that we can and do make the maximum number and size of puts over the term of the agreement.

4.  This assumes that we receive and hold the cash from our puts to Goldbridge at the time of the calculation.  Because puts will be made over a two-year period this assumption may not be correct.  These numbers should be understood as illustrative only and not a representation of what will actually occur in the future.

5.  Only five million shares have been registered in this prospectus.  In order to have the right to put additional shares to Goldbridge under the agreement, those additional shares will have to be registered in the future.  This prospectus will only allow us to put up to 5 million shares to Goldbridge under the agreement.

6.  This assumes there is no increase in the number of authorized shares.  In this case we receive only $948,600 from the shares sold under the investment agreement.

If we elect to make puts to Goldbridge at extremely low prices, substantial dilution will occur.  The maximum number of shares we could put to Goldbridge under the Agreement is 47,430,000 shares.  We  are currently authorized by our articles of incorporation to issue up to 50 million shares of common stock.  Prior to this offering we had 2,570,000 shares issued and outstanding.  We are registering five million shares in this prospectus, which represents 10.5% of that maximum number of shares that could theoretically be put to Goldbridge under the Agreement.  We can file a new registration statement to register additional shares in the future up to the total number of shares that we are authorized to issue at that time.  Shareholders could vote in the future to increase the number of authorized shares by amending the articles of incorporation.  If this were to occur, we could, potentially, register even more than the 47,430,000 shares that are currently available to us.  If we register additional shares, in addition to the five million registered in this prospectus, additional dilution will occur.  We will determine whether more shares will be registered to sell to Goldbridge under the Investment Agreement after we are able to determine under the current registration and prospectus how efficient this financing is working for the company.   We based this decision on our evaluation of how much money we estimate we will need to reach our business goals and upon our best estimate of what we think our stock price may be after we are public.  Our cash needs may change in the future as we implement our plan and we do not know at what prices or volume our stock will trade in the market.  You should be aware that we may register a large number of additional shares in the future in order to raise the funds we need if our original analysis proves inaccurate.

Our ability to put shares of our common stock to Goldbridge and Goldbridge's obligation to acquire and pay for the shares of our common stock is subject to several conditions and limitations, including, but not limited to, the following:

a. The registration statement, of which this prospectus forms a part, will have been declared effective by the SEC prior to the first date we put our common stock to Goldbridge.  In addition, we must successfully apply to have our stock listed on the OTC Bulletin Board or other national exchange
b Our registration statement will have previously become effective and will remain effective on each put date and (i) neither we nor Goldbridge will have received notice that the SEC has issued or intends to issue a stop order with respect to the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, and (ii) no other suspension of the use or withdrawal of the effectiveness of the registration statement or related prospectus will exist
c. Our representations and warranties to Goldbridge as set forth in the Investment Agreement, as amended, must be true and correct in all material respects as of the date of each put (except for representations and warranties specifically made as of a particular date).  These representations include:

  That we are in good standing as a corporation;

  That our condition is as we described it to the underwriter;

  That we had all proper corporate authorizations needed to enter into the investment agreement;

  That the shares we issue to Goldbridge in the future will be validly issued;
  That we do not violate any provision of our by-laws or articles by entering into the investment agreement;

  That we will file the necessary registration documents to become a reporting company;
  That we have paid all taxes that we owe; and

  That we have or will hire an independent auditing firm authorized to practice before the SEC.

d.

We must perform, satisfy and comply in all material respect with all covenants, agreements and conditions required by the Investment Agreement, and the registration rights agreement, dated October 25, 2001.

e.

The trading of our common stock will not have been suspended by the SEC or the NASD and our common stock will have been approved for listing or quotation on and will actually be listed or quoted and not have been delisted from the OTC Bulletin Board or the principal market on which our common stock is quoted.

f.

We will have caused to be delivered to Goldbridge, upon the delivery of an advance put notice, an opinion of counsel in form and substance reasonably acceptable to Goldbridge relating to the issuance of our common stock.

g.

If we choose not to put shares to Goldbridge under this agreement there is a non-usage fee computed for each six calendar months following the effective date of this prospectus.  If we elect to put less than $50,000 in total put dollar amounts to Goldbridge during any six-month segment, we must pay a non-usage fee of $5,000 minus 10% of the actual dollar value of the puts we did make during that period.

h.

If for any reason, Goldbridge Capital becomes insolvent or goes out of business, we will be unable to make the anticipated puts to them.

We may not be able to satisfy all of the conditions required under the Investment Agreement.  We currently do not meet the requirements to make a put.  Before we can make any put to Goldbridge, we must have an effective registration statement in place, be listed on the OTC BB or other exchange, and be current in all reports required by the SEC.  The amount of shares that we can put to Goldbridge depends on our trading price and trading volume.

We have filed a registration statement, of which this prospectus forms a part, in order to permit Goldbridge to resell any common stock it buys pursuant to the Investment Agreement after it has purchased the shares we decide to put to Goldbridge. We will prepare and file amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it.

Goldbridge Capital is an “underwriter” within the meaning of the Securities Act in connection with the sale of the put shares registered under Rule 415.  Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters.  Profits on any resale of the common stock as a principal by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.  Any broker-dealer participating in such transactions as agent may receive commission from the selling security holders (and, if they act as agent for the purchaser of our common stock, from such purchaser).  Broker-dealers may agree with the selling security holders to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for any of the selling security holders, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to any of the selling security holders.  Broker-dealers who acquire common stock as principal may resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices, and in connection with such re-sales may pay to or receive from the purchasers of such common stock commissions computed as described above.  We will not receive any proceeds from the sale of the common shares registered in this prospectus.  We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

DIVIDEND POLICY.

We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future.  Our board of directors intends to follow a policy of using retained earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our board of directors in light of conditions then existing, including our earnings, if any, financial condition, capital requirements and other factors.

SELLING STOCKHOLDERS

            At December 31, 2001 there were 2,570,000 shares our common stock outstanding, which were held by 40 shareholders of record.   Unless noted in the footnotes to the following table, none of the selling shareholders or their principals have held a position or office, or have any other material relationship, with us.  Goldbridge Capital, one of our selling shareholders, may offer shares we put to them for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. See "Risk Factors".

All of the selling shareholders' shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.   Based on information provided to us by the selling shareholders, the following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling security holder and by all selling shareholders as a group.

The following table sets forth the names of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders as of December 31, 2001.   Each selling stockholder is offering all shares owned by him or her.  The following shares may be offered from time to time by the selling stockholders named below at their discretion. We will not control if or when the selling shareholders sell their shares.   The selling stockholders are under no obligation to sell all or any portion of these shares of our common stock.  Therefore, the selling stockholders are not obligated to sell their shares of our common stock immediately under this prospectus.   Since the selling shareholders may sell all or part of the shares of stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will actually be held by the selling stockholders upon termination of this offering or on any specific date in the future.  Each selling stockholder will receive all of the net proceeds from the sale of his respective shares of common stock.  We will not receive any proceeds from the selling shareholders sale of stock.

The following table sets forth information regarding shares of our common stock beneficially owned by each selling stockholder as of December 31, 2001.  This offering of these common shares will begin when this registration statement on Form SB-2 is declared effective.  Since the selling stockholders may sell all, some or none of the shares offered hereunder, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be beneficially owned by each selling stockholder upon the completion of the offering to which this prospectus relates.

Name of Beneficial Owner	Shares Beneficially Owned and Offered

	Number of shares held and offered	Percent owned before and after offering
Goldbridge Capital, LLC(3-) 1240 Blalock Rd., Suite 150 Houston, Texas 77055	5,000,000(10)	------
Goldbridge Capital, LLC(3) 1240 Blalock Rd., Suite 150 Houston, Texas 77055	200,000	7.8%
Tommy Waldrop(1) 2951 Marina Bay Blvd. League City, TX 77573	100,000	3.9%
Kancahna Weerasingha 2600 Skywalker Dr., #2023 Houston, TX 77058	40,000	1.6%
Girish Bajaj 2600 Skywalker Dr., #2023 Houston, Texas 77058	40,000	1.6%
Shridhar Sathyamoorthy 2600 Skywalker Dr., #2023 Houston, Texas 77058	20,000	0.8%
Michael Krome 8 Teak Court Lake Grove, New York 11755	25,700	1%
The Gilchrist Family Trust(4) 6524 San Felipe, Ste. 252 Houston, Texas 77057	50,230	2%
Houston Hayes 4400 Post Oak Parkway Houston, Texas 77027	1,000	less than 1%
Virginia Gilchrist(2-6) 5585 NE River Road Sauk Rapids, MN 56379	20,000	0.8%
Robert Sarlay 235 W. 31st Street Houston Texas 77018	20,000	0.8%
Kay Berry 1240 Blalock Rd., Ste. 170 Houston, TX 77055	20,000	0.8%
Ron P. Jones 5730 Pebble Springs Houston, TX 77066	1,000	less than 1%
Jack Tompkins(8) 304 Longwoods Lane Houston, Texas 77024	1,000	less than 1%
Kirwin Drouet(8) 1314 Kent Oak Houston, TX 77077	1,000	less than 1%
Stan Coffee 1111 Ridgeburg Court Houston, Texas 77077	1,000	less than 1%
Janet D. Tompson 5502 Osprey Isle Lane Orlando, FL 32819	1,000	less than 1%
Ben Roberts 6 Hampton Court Houston, TX 77024	1,000	less than 1%
Kevin Howard 600 Travis, Ste. 6070 Houston, Texas 77002	1,000	less than 1%
Nancy Jensen Centervej 28 mf 4270 Hong, Denmark	1,000	less than 1%
Jennifer Crotteau 207 Poplar St. Buffalo, MN 55313	1,000	less than 1%
John Bryant 2540 Riverview Court Sarasota, FL 34231	1,000	less than 1%
D. J. Harter 1404 Sunset Drive Friendswood, Texas 77546	1,000	less than 1%
Scott Hill 1240 Blalock Rd, Ste. 200 Houston, Texas 77055	1,000	less than 1%
Teresa Bosco 1240 Blalock Rd., Ste 200 Houston, Texas 77055	1,000	less than 1%
Tim Hobrock 1015 Townley Drive Madison, TN 37115	1,000	less than 1%
Sameer Hirji 200, 1013-17th Av., S.W. Calgary, Alberta T2T 0A7	1,000	less than 1%
M.C. Burkhard 542 Lanecrest Houston, TX 77024	1,000	less than 1%
Richard W. Harris 6804 Edgefield Austin, TX 78731	1,000	less than 1%
Harry Gurwitch 701 Brickell Ave., Ste. 2500 Miami, Florida 33131	1,000	less than 1%
Elise Sanders 5868 Westheimer Rd., Ste. 323 Houston, Texas	5,070	less than 1%

(1)

Mr. Waldrop is an individual who received shares to repay an equipment loan provided to us by his company, PG Technology, Inc.  He is our CTO and a director.

(2)

Virginia Gilchrist is married to the brother of our CEO, Jonathan Gilchrist.  She is an accredited investor who acquired her shares through an investment in the company.

(3)

Our CEO, Jonathan Gilchrist is a principal of Goldbridge Capital and holds shared voting control, (37.5%) over the shares owned by Goldbridge.  James Carroll, president of Goldbridge Capital, also holds 37.5 % voting control.   Jack I. Tompkins and Kirwin Drouet each have 12.5% shared voting control of Goldbridge.

(4)

Jonathan Gilchrist is the trustee of The Gilchrist Family Trust but not a beneficiary of the trust.
           (5) These shares are being registered under Rule 415 for future issuance under the terms of our Investment Agreement with Goldbridge Capital, LLC.  They will be held by the company if and until the company decides to put the shares to Goldbridge under the investment agreement.

We will not receive any proceeds from the sale of any shares by the selling shareholders.  We are bearing all expenses in connection with the registration of the selling security holder's shares offered by this prospectus.

PLAN OF DISTRIBUTION

For the 560,000 shares of common stock registered in this offering, it is anticipated that the selling shareholders will offer their respective shares of common stock in one or more public and/or non-public market transactions following the effective date of this prospectus, consistent with applicable federal and state securities law.

We are registering five million shares, (5,000,000), under the terms of an investment agreement and registration rights agreement we entered into with Goldbridge Capital, LLC, on October 25, 2001 which allows us to sell up to $20,000,000 of our common stock to them over a two year period.  (The Investment Agreement has been filed as an exhibit to our registration statement on form SB-2 to which this prospectus relates.)  We believe that the shares issued to Goldbridge Capital under this agreement are exempt from registration under Section 4(2) of the Act.  On that same date we also entered into a registration rights agreement in which we agreed to register the shares to be sold to Goldbridge for resale as we are doing in this Prospectus.  This stock is being registered pursuant to Rule 415 of the Securities Act of 1933, which provides for delayed or continuous offerings.

In this agreement as amended, Goldbridge will be required to buy up to $20,000,000 of our common stock over a two-year period.  We have the right to “put” shares to them up to nine times per year.  When we put shares to them they are required to buy those shares based upon a formula that accounts for the market price of the common stock at the time of the put and the average daily volume of our shares in the market.  We will receive no proceeds from the sale of the shares by Goldbridge as a selling shareholder.  However, we may realize net proceeds of up to $20,000,000 from the sale of shares to Goldbridge under the terms of the agreement.

We will retain the discretion to decide if and when we will put shares to Goldbridge during the two-year term of the agreement.   They will be required to pay us the lesser of 90% of, or $0.08 below the market price of each put eight days after the close of each put pricing period.  The pricing period consists of twenty trading days beginning on the put date.  The market price is defined as the lowest closing bid price during the pricing period.  The maximum number of shares we can require them to buy in any single put is 15% of the trading volume for the 20-day trading period following each put date that we select.  We have agreed to indemnify the underwriters against any liability arising from or in relation to this prospectus and the registration statement to the extent permitted by law.

We paid Goldbridge 200,000 shares of our common stock as consideration for consulting services they provided to us in preparing to file this registration statement and prospectus.  We can only put shares to Goldbridge if we have an effective registration statement in place at the time of the put.  If we choose not to put shares to Goldbridge under this agreement there is a non-usage fee computed for each six calendar months following the effective date of this prospectus.  If we elect to put less than $50,000 in total put dollar amounts to Goldbridge during any six-month segment, we must pay a non-usage fee of $5,000 minus 10% of the actual dollar value of the puts we did make during that period.

    We feel that this investment agreement will allow us to obtain important financing through sale of shares to Goldbridge that will allow us to expand our operations and finance our marketing efforts.

    When this registration statement is effective, we will apply for listing on the OTC Bulletin Board.  Of the shares of common stock being registered by the selling shareholders, sales may be made on the OTC Bulletin Board, or in another over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices.  In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 may be sold under such provisions rather than pursuant to this prospectus.  For example, the shares may be sold in one or more of the following types of transactions:

(a)	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b)	purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of such exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers, and
(e)	face-to-face transactions between sellers and purchasers without a broker-dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales.

The selling shareholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares registered in this offering, which the broker-dealer may resell pursuant to this prospectus.  The selling shareholders may also pledge the shares registered in this offering to a broker or dealer and, upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included in this offering, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the elements of this plan of distribution may affect the marketability of our common stock.

Until the distribution of the common shares offered in this offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase common shares.  As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of common shares.  These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares.

If underwriters create a short position in the common shares in connection with the offering, the representatives may reduce that short position by purchasing common shares in the open market.   This means that if the representatives purchase common shares in the open market to reduce the underwriters’ short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases.  The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares.  In addition, no representation is made that any person or entity will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

DESCRIPTION OF OUR BUSINESS

At December 31, 2001, we had an accumulated deficit of $375,685.  We had net losses of $165,083 during the period from inception until December 31, 2000 and losses of $210,602 for the year ending December 31, 2001.    At December 31, 2000 we had negative working capital of $140,235 and at December 31, 2001 we had negative working capital of $328,756. We expect net losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business.   It has cost $154,115 to develop our software and we have total assets of $163,359.

Cyber Law Reporter is building content resources for delivery on the internet using three vertical business strategies that each will provide legal information and resources.  Our goal will be to provide affordable and easy-to-use legal information, forms and resources to lawyers, businesses and consumers.  Each vertical channel will be built upon a distinct business model.  Each marketing channel will have its own Web site and technology.

·

eLegal.com will be our primary Web site address where we will provide primary legal research materials related to the law, general legal information and Internet searching capability.

    Cyber Law Reporter expects to  build an online law library consisting of case law reported by state courts, and U.S. appellate courts with a user interface that is both simple enough for non-professionals to understand and powerful enough for lawyers to use effectively.  When we launch this service, our content will be accessible from  any Internet browser from home or office.  We hope that our Web site will attract people who need to conduct legal research, and prefer to do so quickly, easily and inexpensively over the Internet.  We will seek to grow by publishing accurate and current databases of legal information, and by adding available forms and legal articles.  We expect to charge a monthly subscription fee for access to these materials.

We have written our own, proprietary search engine that can retrieve specific queries for legal information.  It will allow users to make both simple and advanced searches of our legal databases, track time and billing rates, allow for users to post notes to their research files and save cases to a basket for future retrieval.   We expect to acquire primary legal materials directly from the courts which publish opinions and/or from the Web sites where those opinions are posted as public domain material.  In addition, we may purchase databases of materials from vendors who own the copyright to that material or license the rights to publish that material as part of our databases.

Lawyers have traditionally had access to the types of materials that we will provide at eLegal.com through published volumes of case law or through subscriptions to Westlaw or Lexis-Nexis.  However, for the average consumer or business owner, these resources are generally too expensive and the software is difficult for new users to master.  We feel that there is both a substantial interest and a need for public access to the law at the consumer level.  For generations the ability to read the law itself has been almost the exclusive purview of the legal profession.  We hope to change that by providing primary legal materials in a user friendly environment with an intuitive search engine at the user interface.

We feel this is important for two reasons.  First, greater knowledge of the law will provide consumers and business owners with the power to act with knowledge when dealing with important decisions and events that affect their rights.  By providing access to the law, every person, regardless of circumstances or location, can learn what their rights and responsibilities are in regard to the facts of their situations.  Of course, this does not make them capable of practicing law, but we feel it will assist them in communicating with their lawyer should they need one.  Second, by broadening the appeal of legal information services beyond the bounds of the legal profession in America, we significantly expand our exposure and the ability to market our other products and services to new users.

We have written the search engine software for the eLegal site and have designed the database structure and operating parameters.  We have prototype data currently in this database consisting of thousands of cases from the state courts of Texas and New York.  Within twelve months following the effectiveness of the registration statement of which this prospectus is a part, we expect to procure the complete databases for these and other states and open the eLegal Web site to the public.  We expect this will take us at least one year and will cost us between $1 and $2 million.

·

ClickToSue.com is a second Web site we have developed and are currently preparing for public introduction within twelve months following the effective date of this prospectus.  We feel that this URL gives us the ability to effectively introduce those needing legal representation to lawyers who are qualified to meet their specific need.  Often businesses and consumers in search of legal representation have difficulty determining which lawyer is best suited to the case or specialty required for their situation.  ClickToSue.com is a marketing service that will contract with lawyers and law firms to allow those firms to evaluate and serve the needs of those in need of an attorney.  Cyber Law Reporter will receive marketing and management fees from law firms for providing this service.  This service will be free to the user.  We do not currently have marketing and management fee agreements with any law firm or legal services company.

When a consumer or business comes to the ClickToSue.com site and requests assistance, we will refer their request to a licensed lawyer to evaluate such cases and to identify counsel appropriate for the circumstances.  Information regarding the potential client and the request for services will then be provided to counsel who have indicated an interest in receiving such information and, where both parties agree, the client will then retain the services of that lawyer.  We do not get involved directly in the legal analysis or in the lawyer-client relationship.  We are a marketing company and our revenue will be derived exclusively from the marketing services we provide for lawyers and law firms interested in the promotional services provided by ClickToSue.com.

·

Finally, as we expand our Internet sites in the future, we hope to provide a vast amount of additional legal information regarding consumer rights, workplace rules, family law, insurance claims, starting a business and other legal information that would be helpful to the consumer.  We expect that these consumer information services will be provided free to the user.  Our revenue stream from this portion of our business will come from advertising and e-commerce sales, such as the sale of law related books.  We do not expect to complete this phase of our development until the third year following the effectiveness of this prospectus.

Much of the content and information that we provide will be provided at no cost to the public.  We do expect to charege a subscription fee related to access to our primary legal materials.  The reason for adopting this business model is that we believe it will increase the number of people who will use our site and refer others to our services.  Our premium research services for primary legal materials will be priced below that charged by our significant competitors.

Sources of Revenue

When we become operational, Cyber Law Reporter expects to generate revenue from three distinct sources.

First, ClickToSue.com  will generate revenue from fees related to the marketing services we provide related to identifying individuals in need of an attorney and for introducing prospective clients to qualified lawyers.  These business relationships will structured to create a revenue stream based upon fee incomereceived from our law firm clients who contract with us to offer information regarding their firm at our Web site.  The service is free to the client and ClickToSue.com is paid by lawyers seeking access to new clients.  We do  not provide legal services and do not enter into an attorney-client relationship with its customers.  We connect them with an independent law firm that evaluates their need and recommends appropriate counsel for their circumstances.

The second source of revenue will be from subscription fees to the various research and premium services provided by the Company such as MyLawNews.com.  This is a site we hope to develop in the future that will provide email delivery of new opinions related to specific topics of interest to the subscriber.  By providing these services at the most attractive rates available and by creating increased efficiency for the lawyer in search of information, the Company believes that these services will be very popular among legal professionals.

The third source of revenue is from Web based advertising such as banner ads that we can sell on our Web sites.  Each of our three business channels will appeal to a slightly different group of advertisers.  For example, home health care providers and chiropractors might want to advertise at ClickToSue.com.   Lawyers and publishers may want to advertise on our eLegal.com portal where we hope there will be a significant volume of public traffic sufficient to support an advertising base.  On the other hand, vendors who want to sell their products to lawyers, law firms and professionals may want to advertise on each of our sites.

Our ability to provide additional services and expand our market depends upon a number of factors, many of which are beyond our control.  These factors include the rates of and costs associated with new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, the timing of new product and service announcements, changes in our pricing policies and those of our competitors, market acceptance of our services, changes in operating expenses, strategy and personnel, increased competition, and general economic factors.  There can be no assurance that we will be successful in selling our services or achieving or maintaining profitability or positive cash flow in the future.

Advanced Functionality

Our Web site provides tools and functions available on the Internet to find and view legal content.  Additionally, the site design allows us to continue to improve and enhance performance as the functional capacity of the Internet grows.

Examples of the sites functions include:

  simultaneous searching of multiple databases;

  the ability to save searches for an indefinite period of time in a basket much like a shopping cart used by e-commerce sites;

  an online timer to time and record the time expended on each search for billing purposes;

  automatic notification by email of news and search results matching the user's search criteria;

  the ability to save cases in various formats, including Text; Word; PDF and XML;

  the ability to interlineate or post notes and comments in the cases for future reference;

  the ability to search for cross references to cases; and
  tutorials.

Data Maintenance

We are building a system that will deliver new cases and reports to consumers as quickly as possible after they are released.  This will require that we establish relationships with the courts releasing new opinions as well as with vendors of primary legal research material.  We will need to significantly increase our staffing in the data acquisition and data entry areas to keep our case law databases current and complete.

Court opinions, and statutes are public information that are not copyrightable.  Cyber Law Reporter obtains content for its databases from the courts or other government resources or from third parties.

Internet Technology

We expect to use the efficiencies of the Internet to become a competitive provider of legal information services. We believe that there is a strong demand among non-lawyers for accurate information regarding the law.  In addition, there are numerous Internet sites and Internet companies targeting the legal community that we will seek to acquire in order to expand the scope and usefulness of our services.  We believe that to succeed in the competitive environment in which we have positioned ourselves we will need to:

  keep our database current with immediate updates to case law, statutes, and rules and regulations online;

  provide enhanced search capabilities;

  retain staff that are experienced legal researchers;

  develop topical search capabilities; and

  offer online sign-up for products and services.

However, there can be no assurance that we will be successful in hiring the necessary personnel who are qualified to use these new technologies effectively, develop new services or enhance existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance.  In addition, there can be no assurance that services or technologies developed by others will not render our services or technology non-competitive or obsolete.

In addition, the market for Internet services is in an early stage of growth.  Our services will depend upon the continuing development and expansion of the market for Internet services.  If the demand for Internet services fails to continue to grow, grows more slowly than anticipated or becomes saturated with competitors, we will be adversely affected.

We are also at risk to fundamental changes in the way Internet access is delivered.  As the Internet becomes accessible through other devices and services, we will have to develop new technology or modify our existing technology to accommodate these developments.  There can be no assurance that we will succeed in adapting our business to alternative devices and new technologies.

Marketing Plan

Our goal is to gain a significant market share in the legal research market for web-based and other on-line legal information by providing the highest quality Internet resource and the lowest market price.  We believe there is substantial opportunity to provide high quality information at prices that the market will find attractive.

The key elements of our marketing strategy include:

Phase one of the business launch will focus on building brand awareness by introducing the legal community to the advantages and cost savings of using the eLegal.com product in their practice.  This will be done by introducing public relations materials and press packets regarding our services to state bar journals and other legal publications when we are ready to introduce our subscription based products.  In addition, as funds are available, we may purchase advertising space in these periodicals.    The goal of this phase of marketing is to attract significant Internet traffic to the eLegal Web sites.

Phase two of product deployment builds on strategic relationships with business portals and high-traffic Internet sites with whom eLegal will partner to deliver content to that site’s users at no cost to the Portal owner.  This will allow these strategic partners to provide a new content service to their users while sharing in the profits generated.  This will allow eLegal to significantly increase traffic to its sites by serving the needs of other popular destinations.  This can be done through banner exchanges or strategic relationships with business and legal portals.

Phase three of the market development strategy is to work with local courts and government agencies that must publish and distribute decisions, regulations and findings to the public to reduce the cost incurred by these entities by providing the delivery of these materials to their constituents through a co-operative partnership with eLegal.com.   We expect in the future to offer to become and official publisher or delivery source for published opinions at no cost to the publishing jurisdiction.  Our goal will be to forge relationships that allow these courts to make their opinions available to the public that they serve at no cost to the court system.

  Selling and marketing expenses will consists primarily of

  employee salaries and benefits for marketing and customer support personnel;

  sales commission paid to our sales force;

  advertising expenses;

  the cost of direct marketing promotional materials; and

  facilities cost allocation and related expenses.

    In addition, we expect our growth to be driven, in large part, by acquisitions which we hope to make in the future.  We hope to make most of these acquisitions using common stock.  We have not identified or talked with any specific acquisition targets at this time but we expect to begin that process as soon as practical following the effective date of this prospectus.  We will seek to acquire other legal information and law related Web sites and service business that support the legal sector.   In addition, if opportunities arise to acquire businesses in other sectors that we feel will help us grow and enhance shareholder value, we may consider these opportunities as well.

Web Site Hardware and Software Design

Our Web site hardware and software is designed to be flexible, scalable and reliable. Our web site operates using proprietary searching software written primarily in PEARL and C+.  We use a Microsoft NT Operating System and Microsoft SQL Server 2000.  Our web site hardware and software is designed to be able to expand easily by adding additional servers. We currently use a development server and a Web server.  We will add new database and Web servers prior to product launch. We believe our system design is sufficient to support our planned growth over the next 12 months.

We currently have backup systems in place to protect our data and we intend to create additional backup systems.  Additional software will be in place to analyze server activity to profile the performance and usage of the web site.

Intellectual Property Rights

We have designed our own search engine and database protocols.  We depend on trade secrets laws and copyright laws for protection of our software and intellectual property. We have not applied for any patents related to our software.  In addition, we own several URL’s that we feel have significant proprietary value such as eLegal.com, MyLawNews.com and ClickToSue.com.  We have entered into confidentiality agreements with our management and key employees covering this software, and limit access to this software and other proprietary information.  There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that competitors will not independently develop technologies that are equivalent or superior to our services or technologies.

In the period from inception to December 31, 2000, we expended $129,476 on development of software for internal use, including our website, and capitalized that amount.  In the year 2001, we expended and capitalized an additional $24,639 for that purpose.  We made no expenditures for research and development.

Market/Industry

Most lawyers still access legal information from traditional publishing sources who provide hard-bound books and updates that include such things as case law, statutes and regulations.  The legal publishing industry has efficiently provided these materials for nearly 100 years.  We feel that the delivery of legal information has still not felt the full impact of the significant development of new technologies in recent years.  In addition, most lawyers now have access to the Internet and computers in law practice are ubiquitous.  Add to this the fact that the law consists of public information that is not copyrighted and cannot be copyrighted and a significant opportunity exists to facilitate a shift in the way legal information flows from its source to the public.  Today those channels run through traditional publishing houses such as West Group and Nexis-Lexis.  However, it is the mission of courts and legislatures to not only promulgate the law but to disseminate it as well.  New technology allows them to do this without relying on a publisher as their agent of dissemination.  For example, most courts and legislative bodies now have Web sites where this public domain material is regularly posted as it is promulgated by the court or legislature.  We are able to access this information, aggregate it at our site and present it in a manner that is useful to professionals and lay persons alike.   We expect the demand for online legal information to grow

In addition, we feel that there are largely untapped consumer and small business markets consisting of people who would like access to primary legal material but who have not previously been offered an efficient gateway to these resources.  Many people engaged in litigation or facing other legal challenges may wish to review primary legal materials related to their situation.  We hope to design our eLegal.com site to accommodate this need.

Competition

The competition in the legal information industry is significant.  Our competitors have significantly greater resources than we do, and this competition may make it difficult, if not impossible for us to achieve our financial goals.  The market for electronic legal information is currently dominated by West Group, a division of The Thomson Corporation, a Canadian company, and LEXIS/NEXIS®, which is owned by Reed-Elsevier, an Anglo-Dutch company.  These competitors are both large, well-established companies.  They offer databases that are similar to and larger than the databases that we are working to develop.  These competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us.  They can thus undertake more extensive marketing campaigns, respond more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the development, promotion and sale of their products than we can.

We also compete with smaller companies that offer fee-based access to selected legal databases over the Internet such as LOIS Law and the National Law Library.  These companies are more successful than we are and have captured existing market share.  They have a head start on building a brand within many of the markets in which we will compete.  In addition, there are many sites on the Internet that provide free access to databases of legal information, such as Web sites hosted by major universities, www.alllaw.com and www.findlaw.com.  We expect to provide a level of functionality comparable to the subscription based competitors which we feel will make our site more useful to users than most existing free information sites.

Employees

Cyber Law Reporter currently has no paid employees.  Management, programming and operations have, in the past, been conducted by employees, consultants and contractors provided to us by The Internet Business Factory.  Currently, only our management team is working on the development of our business plan and they are doing so without compensation.  In some cases in the past, we have provided partial consideration to independent contractors who have provided services for us in the form of unregistered common stock.

Corporate History

We were originally incorporated on March 2, 2000 as Cyber Law Reporter, Inc.  We operate under the eLegal.com brand name and own that URL which will become our primary Internet address.  We were formed with the help of The Internet Business Factory, Inc., a Houston based Internet incubator, which has provided the majority of the financing, personnel and management that we have used to develop the company to its current stage of development.  We have not yet begun revenue producing operations.

MARKET INFORMATION

Market for Common Equity and Related Stockholder Matters.

There currently exists no established trading market for our common stock, and our shares are not quoted on any exchange.  We are authorized to issue up to 50 million shares of common stock with a par value of $.001 we currently have forty shareholders.  At this time, management has not undertaken any discussions, preliminary or otherwise, with any prospective market maker concerning the participation of such market maker in the after market for our securities, but we may initiate such discussions in the future.  There are currently no outstanding options or warrants to purchase common stock, or securities convertible into our common stock.

  Rule 144 of the Securities Act provides a safe harbor under which shareholders may, under some circumstances, sell their stock after our prospectus is effective and if we stay current in the reporting of public information.  Rule 144 provides that persons who are not affiliates and who have held common stock for more than one year can sell one percent of the shares of the class outstanding in any given ninety day period as shown on the most recent report or statement published by the issuer, or in some cases a higher amount based upon the average weekly volume of shares trading at that time.   Currently, this would allow a qualified shareholder to sell up to 25,700 shares in any one 90 day period.   For shareholders who are not affiliates and who have not been affiliates for the last 90 days, such restrictions on volume may be lifted after two years.  As of December 31, 2001 none of our shareholders had held their shares for two years.   As of April 1, 2002, 2,010,000 shares had been held for two years or more.

It is our current policy not to pay cash dividends and to retain future earnings to support growth.  Any payment of cash dividends in the future will be dependant upon the amount of funds legally available for that purpose, earnings, our financial condition, capital requirements and other factors that the Board of Directors may deem relevant.  We do not anticipate paying cash dividends in the foreseeable future.

DESCRIPTION OF PROPERTY

    We own no real property.  We currently do not occupy office space.  Through our  founding shareholder, Jonathan Gilchrist, we have available approximately 1,000 square feet of office space and high-speed Internet connection and equipment that we expect to be sufficient to implement our business plan over the course of the next year.  Our servers and content are co-located at PG Technology, Inc. in League City Texas.

LEGAL PROCEEDINGS

    We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such action by or against us is contemplated, threatened or expected.

TRANSFER AGENT

Our transfer agent is Transfer Online, Inc. located at 227 South West Pine Street, Suite 300, Portland, Oregon, 97204.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

MANAGEMENT

The following table sets forth certain information regarding the members of our board of directors and its executive officers:

Name	Age	Position
Jonathan C. Gilchrist	50	Chairman and CEO
William Carmichael	46	Director, COO
Tommy Waldrop	44	Director, CTO

Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified.  Our executive officers serve at the pleasure of the Board of Directors.  Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

Jonathan C. Gilchrist – Mr. Gilchrist is our primary founder and has served as our Chief Executive Officer and a Director since March 2, 2000.   Prior to our incorporation, Mr. Gilchrist held various offices with iExalt, Inc., (OTC BB: IXLT), a publishing and information company, where he served from January 1999 through December 2000.  Mr. Gilchrist served at different times as a Director, Chief Operating Officer, Secretary, Executive Vice President and General Counsel of iExalt.    In 1999 Mr. Gilchrist founded The Internet Business Factory, Inc., a Nevada corporation and serves as its Chairman and Chief Executive Officer.  From 1997 to 1999 Mr. Gilchrist served as President of The American Law Network, LLC, a legal information and directory Internet site which he helped found in November 1997.  From 1994 to 1997, Mr. Gilchrist worked as an attorney for the law firm of Orgain, Bell & Tucker, LLP, in Beaumont, Texas.  He is a graduate of the University of Alabama School of Law and worked as an attorney for Exxon Company, USA from 1990 to 1993.  He is also the CEO of A Time To Grow, Inc., an e-learning company started by The Internet Business Factory.

William Carmichael – Mr. Carmichael has served as our Chief Operating officer and a Director since March 2, 2000. Mr. Carmichael brings with him a small business management and Internet development background.  In 1999 he founded The American Song and Book Company, Inc., d/b/a/ MannaBeach.com, which is an Internet e-commerce business where he served as Chairman and CEO.  In 1999 Mr. Carmichael served for a short time as the Director of Marketing for iExalt, Inc. before founding MannaBeach.  From 1996 through 1999 Mr. Carmichael worked in the sales and marketing division for TechQuip, a Houston based technical equipment retailer and, from 1990 to 1995, managed his own construction business.

Tommy Waldrop – Mr. Waldrop has served as our Chief Technology Officer and a Director since March 2, 2000. Mr. Waldrop has served as President of PG Technology, a Texas ISP, since November 1999.  From 1996 to 1999 Mr. Waldrop served as an independent technology consultant to telecommunications and ISP companies.  Twenty-two years of experience in communication technology have given Mr. Waldrop exceptional skills in the areas of systems design, project management and problem solving.  He was a founder and the initial VP of Network Architecture and Engineering for Allied Riser Communications Corporation, (NASDAQ: ARCC) a communications infrastructure company later acquired by MCI.  Prior to assisting in the development of ARCC, Mr. Waldrop co-founded MFS Datanet, where he served as Sr. Director of National Technical Support where he helped deploy the first national Asynchronuous Transfer Mode Network.  Immediately before founding PG Technology, Mr. Waldrop served as the Chief Technology Officer of iExalt, Inc., where he designed and supervised the development of their national ISP network.

Kay Berry – Ms. Berry is our Acting Principal Accounting Officer.  She has served in this capacity since April 26, 2001.  She has served as the Controller for Molecular Electronics, Inc. since January of 2001.  Prior to that she served as Vice President and Contoller of iExalt, Inc. from February 2000 to January 2001.  She served as a consultant regarding tax and bankruptcy restructuring issues with Equal Net Corporation from June 1999 to February 2000.  She was the Manager of Corporate Finance for Service Corporation International from 1996 to the end of 1998.  She holds a degree in accounting from Texas A & M University and is a Certified Public Accountant in the State of Texas.

Each of our officers, including our CEO, devotes only a part of their time to the management of Cyber Law Reporter, Inc.  For example, our Chairman and CEO is also the Chairman and CEO of The Internet Business Factory, Inc., an Internet incubator company and of A Time to Grow, Inc. a portfolio company that provides e-learning materials.  In addition, he works as a member of Goldbridge Capital in Houston, Texas.  Mr. Gilchrist currently spends 10-15 hours per week on the Company and has an additional 10-15 hours available when the need arises.  Our CTO, Tommy Waldrop is employed by PG Technology.  Mr. Waldrop has approximately 10 hours per week available for us.  Our COO, Mr. Carmichael provides marketing services for  Anixter, Inc., a technology company in Tennessee.  He has 10-15 hours per week available for the Company.  Each member of management could commit additional time to the business if and when we are able to compensate them at market rates for their time.

Because each member of our management team has other business obligations, they may not spend as much time as needed on our business in order to maximize its success.  When competing demands on their time arise, we cannot insure that the needs of our company will have priority over the other demands placed upon the management teams time.   In addition, we expect to hire additional management personnel if and when funds become available and to obtain key personnel if and when we make successful acquisitions.

The precise percentage of time each member of the management team needs to spend on our business varies depending on factors related to our growth.  For example, as new databases are completed, additional technical support will be called for from our CTO; when new marketing campaigns are launched, more time will be required from our COO; and as we grow and if we become profitable we expect to hire additional staff, which will require more time from management for supervisory responsibilities.

Within the last five years, no director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.  Similarly, no bankruptcy petitions have been filed by or against any business or property of any director, officer, significant employee or consultant nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.  No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activity.

EXECUTIVE COMPENSATION

Our directors have not been provided cash compensation for their services as directors; however, upon our inception, we issued 650,000 shares of our common stock to Mr. Gilchrist at par value ($650).  We issued 100,000 shares of our common stock to Mr. Carmichael at par value ($100).  In December, we issued Mr. Waldrop 100,000 shares of our common stock for an equipment loan provided by PG Technology of $11,000 or $0.11 per share.  In addition, we issued 200,000 shares to Dr. Kwok-Bun Yue, who was our EVP of Software Engineering during 2000 and 2001 as founders stock purchased at par ($200).   At inception, we entered into a contract with Mr. Gilchrist in order to retain his services as a consultant and member of our management team.  As a lawyer and the progenitor of our business plan and strategy we felt it was in the best interest of the company to retain his services on an ongoing basis.  We agreed to pay him a monthly stipend of $15,000 per month, which we have been unable to pay in cash as of the date of this prospectus.  Our contract with Mr. Gilchrist calls for us to accrue the amount owed under this agreement as a debt owed to Mr. Gilchrist.  From March 2000 through December  2001 we have accumulated debt owed to Mr. Gilchrist in the amount of $330,000.  This debt is non-interest bearing.  The amount we owe under this agreement will continue to increase at a rate of $15,000 per month until we pay what is owed under the terms of the agreement.   We expect to repay this agreement through the proceeds of the Goldbridge Capital investment agreement or through profits that we may earn in the future.  No cash compensation had been paid to any officer as of December 31, 2001.

STOCK OPTION PLANS

We do not have any long-term compensation plans or stock option plans.

EMPLOYMENT AGREEMENTS

         Other than our Management Agreement with Mr. Gilchrist, we do not have any written employment or consulting agreements with employees or consultants.  At inception, we entered into a contract with Mr. Gilchrist in order to retain his services as a consultant and member of our management team.  As a lawyer and the progenitor of our business plan and strategy we felt it was in the best interest of the company to retain his services on an ongoing basis.  We agreed to pay him a monthly stipend of $15,000 per month, which we have been unable to pay in cash as of the date of this prospectus.  Our contract with Mr. Gilchrist calls for us to accrue the amount owed under this agreement as a debt owed to Mr. Gilchrist.  From March 2000 through December  2001 we have accumulated debt owed to Mr. Gilchrist in the amount of $330,000.  This debt is non-interest bearing.  The amount we owe under this agreement will continue to increase at a rate of $15,000 per month until we pay what is owed under the terms of the agreement.   We expect to repay this agreement through the proceeds of the Goldbridge Capital investment agreement or through profits that we may earn in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the beneficial ownership of the shares of our common stock as of the close of business on December 31, 2001 of each person known by us to own beneficially five percent or more of our common stock and of each of our directors and our officers and of our officers and directors as a group. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13(d)-3 of the Securities Exchange Act of 1934, under which a person is considered to be a beneficial owner of a security if such person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if that person has the right to acquire beneficial ownership of that security within 60 days through the exercise of any option, warrant or conversion of a security.

NAME	TOTAL SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENTAGE OF CLASS(2)

Jonathan Gilchrist(1) 1240 Blalock Road, Suite 150, Houston, Texas.	1,650,230[1]	64%
William Carmichael(2) 100 Colonial Way Hohenwald, TN 38462	100,000	4%
Tommy Waldrop(3) 2951 Marina Bay Blvd., League City, Texas 77573	100,000	4%
LSHDI.com, Inc.(4) 6524 San Felipe, Suite 252, Houston, Texas 77057	250,000	10%
Goldbridge Capital, LLC(5) 1240 Blalock Road, Suite 150, Houston, Texas.	200,000	8%
Internet Business Factory(6) 6524 San Felipe, Ste. 252 Houston, Texas 77057	500,000	19%
James W. Carroll (5) 1240 Blalock Rd., Ste 150 Houston, Texas	300,000	12%
Kwok Bun Yue(7) 2700 Bay Area Boulevard Delta 169 Houston, Texas 77058	200,000	8%
All officers and directors as a group ( 4 persons)	2,050,230	80%

(1) Jonathan Gilchrist, our Chief Executive Officer and Chairman, directly owns 650,000 shares of our common stock. Mr. Gilchrist is also a principal of Goldbridge Capital LLC and has shared voting control of 200,000 shares of common stock owned by Goldbridge. Mr. Gilchrist also holds shared voting control over 500,000 shares of common stock issued to The Internet Business Factory, Inc. ("IBF"), a Nevada corporation, which served as our Internet incubator.  Mr. Gilchrist is the founder and Chief Executive Officer, a director and a major shareholder.  He is on the board of directors of LSHDI.com, Inc., which owns 250,000 shares of common stock.  Mr. James Rowton is the natural person having voting control over the shares owned by LSHDI.com.    In addition, he has voting control but not a beneficial interest in the 50,230 shares owned by the Gilchrist Family Trust..

(2) Mr. Carmichael is our Chief Operating Officer and is a member of our board of directors.

(3) Mr. Waldrop is our Chief Technology Officer and is a member of our board of directors.

(4) LSHDI.com, Inc., is a Texas corporation having its principal place of business at 6524 San Felipe, Suite 252, Houston, Texas 77057.  It is a 501(c)(3) non-profit organization.   James Rowton, its executive director, is the natural person having voting control over the shares owned by LSHDI.com.

(5) Goldbridge Capital, LLC, is a Texas limited liability company.  Mr. James W. Carroll serves as President of Goldbridge Capital and exercises investment control of the LLC.  Jonathan Gilchrist is also a principal of Goldbridge Capital, LLC and holds 37.5 percent of the voting control for Goldbridge Capital.

(6) The Internet Business Factory, Inc. is a Nevada corporation.  Jonathan Gilchrist is its founder and President.  His duties at The Internet Business Factory include voting our shares on any matter submitted to the shareholders for a vote.  He owns 46.7% of The Internet Business Factory, Inc.

(7) Kwok-Bun Yue was our EVP of Software Engineering.

RELATIONSHIPS AND RELATED TRANSACTIONS.

The following are brief descriptions of transactions between us and any of our directors, executive officers or shareholders known to us to own beneficially more than 5% of our shares, or any member of the immediate family of any of those persons, or other entities in which such persons beneficially own more than 5%.  We believe that each transaction with a related party was on terms as favorable as could have been obtained from an unrelated party.

At inception, we entered into an agreement with The Internet Business Factory, Inc. ("IBF") to provide support services, financing, software development, equipment, staff and incubation services for the development of our business plan.  Our founder, Jonathan Gilchrist, CEO and Chairman of the Board, is also the founder of IBF and its CEO.  Mr. Gilchrist is the beneficial owner of over 10% of the equity and a controlling shareholder of IBF as well.  We issued 500,000 shares to IBF at inception for services to be provided to us.  These shares were fully vested and non-forfeitable when issued.  We valued those shares at $0.25 per share based on the value of expected services.  IBF provided $106,844 of those services in 2000 and $18,156 in 2001.  IBF has supplied personnel for us including management, product planning, marketing and product development staff.  In addition, it has provided or paid for Web development, Web hosting, bandwidth and other operating expenses incurred.   At inception we issued 100,000 shares of common stock to William Carmichael, our COO purchased at par value, ($100) and 200,000 shares to Dr. Kwok-Bun Yue, who was our EVP of software engineering, purchased at par value ($200).  These shares were non-forfeitable and fully vested when issued.  We also issued 100,000 shares of common stock to James W. Carroll purchased at par value ($100).  These shares were non-forfeitable and fully vested when issued.

At inception, we entered into a contract with Mr. Gilchrist to retain his services as a consultant and member of our management team.  As a lawyer and the author of our business plan and strategy we felt it was in the best interest of the company to retain his services on an ongoing basis.  We agreed to pay him $15,000 monthly, which we have been unable to pay in cash as of the date of this prospectus.  Our contract with Mr. Gilchrist calls for us to accrue the amount owed under this agreement as a debt owed to Mr. Gilchrist.  From March 2000 through December 31, 2001 we have accumulated debt owed to Mr. Gilchrist in the amount of $330,000.  The amount we owe under this agreement will continue to increase at a rate of $15,000 per month until we pay what is owed or alter the terms of the agreement.

            Hardware financing was provide to us by  PG Technology, Inc., a Houston ISP.  100,000 shares were issued to Tommy Waldrop in repayment of the $11,000  provided to us by PG Technology, valuing these shares at $0.11 per share.  PG Technology is owned by Mr. Tommy Waldrop, who is also a Director and our CTO.  These shares were non-forfeitable and fully vested when issued.

On October 25, 2001 we entered into an Investment Agreement with Goldbridge Capital, LLC, which is described in detail earlier in this prospectus.   Under this agreement, Goldbridge is required to purchase up to $20,000,000 of our common stock.  In addition, Goldbridge Capital acted as a consultant and assisted us in determining whether and how we should file this registration statement on Form SB-2; what the advantages and disadvantages we might experience as a result of becoming a publicly reporting company; and what steps would be required of us in order to become a publicly reporting company.  We issued 200,000 shares of common stock to Goldbridge Capital on April 26, 2001, for these consulting services.  We valued these shares at $0.10 per share in our financial statements.  These shares were fully vested and non-forfeitable when issued.  Our Chairman and CEO is a part owner of Goldbridge Capital and has shared voting control, (37.5%), over any shares held by or put to Goldbridge Capital.  Mr. Carroll, another of our founding shareholders, is President of Goldbridge Capital and has shared voting control (37.5%) for Goldbridge.

DESCRIPTION OF SECURITIES

Our authorized stock consists of 50 million shares of common stock with a par value of $.001.  As of December 31, 2001, 2,570,000 shares of common stock were issued and outstanding.  All securities being offered in this Prospectus are common shares with a par value of $0.001.

(i) Voting Rights – Each of our shareholders of common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  All voting is noncumulative, which means that the holders of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors.  The board of directors may issue shares for consideration of previously authorized but unissued stock without stockholder action.
           (ii)  Dividend Rights – The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may determine to be in the best interests of the shareholders.

(iii)  Liquidation Rights – Upon liquidation, the holders of the common stock are entitled to receive pro rata all of the assets available for distribution to common shareholders.

(iv)  Preemptive Rights – Holders of common stock are not entitled to preemptive rights.

(v)  No conversion rights, redemption rights or sinking fund rights exist for holders of the common stock.

No material potential liabilities are anticipated to be imposed on stockholders under state statutes.  Certain Texas regulations, however, require regulation of beneficial owners of more than 5% of the voting securities.  Stockholders that fall into this category, therefore, may be subject to state regulation and compliance requirements.

Additional Information Describing Securities

            For additional information regarding our securities, you may view our Articles of Incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR database at http://www.sec.gov as exhibits to the registration statement on Form SB-2.  You may also choose to review applicable statutes of the state of Texas for a description concerning statutory rights and liabilities of shareholders.

Reports to Shareholders

We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our shareholders as we see as appropriate

.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Our bylaws provide that our officers and directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law.  Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares offered in this prospectus. This prospectus filed as part of the registration statement does not contain all of the information contained in the registration statement and exhibits.  You may find more information by referencing this filing.  Statements made in this prospectus are summaries of the terms set forth in greater detail in the Form SB-2 and are not necessarily complete. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or exhibit listed in the Registration Statement; each reference to a filed document or exhibit is qualified by reference to the complete filed document. Reference is made to each exhibit in that filing for a more complete description of the matters involved.  The Registration Statement on Form SB-2 shall be considered the authoritative document on all such matters.

The registration statement and the exhibits and schedules filed with the Securities and Exchange Commission may be inspected at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.  The commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to us and the common shares offered by this prospectus, reference is made to the registration statement.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or from the SEC Web site.

Prior to this offering we were not a reporting company under the Securities Act of 1934 and, therefore, we have not been required to file periodic reports with the Securities and Exchange Commission.  Upon completion of this offering we intend to file reports with the Securities and Exchange Commission under the Securities act of 1934 including, but not limited to, 10-KSB’s and 10-QSB’s.  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by the law firm of Michael Krome, 8 Teak Court, Lake Grove, New York 11755.

INTEREST OF NAMED EXPERTS

The financial statements included in this Registration Statement, to the extent and for the periods indicated in their report, have been audited by Harper & Pearson Company PC, independent public accountants, and are included herein in reliance upon the authority of said firm as an expert in giving such reports.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None

INDEX TO FINANCIAL STATEMENTS.

Financial Data Schedule:

F- 1 Independent Auditor’s Report
F-2 Balance Sheet
F-3 Statement of Operations
F-4 Statement of Changes in Shareholder Equity
F-5 Statement of Cash Flows
F-6 Notes to Financial Statement

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors of

Cyber Law Reporter, Inc. (A Development Stage Company)

Houston, Texas

We have audited the accompanying balance sheets of Cyber Law Reporter, Inc. (A Development Stage Company) as of December 31, 2001 and 2000, and the related statements of operations, changes in shareholders’ (deficit) equity and cash flows for the year ended December 31, 2001, the period March 2, 2000 (date of inception) to December 31, 2000, and the period March 2, 2000 (date of inception) to December 31, 2001.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyber Law Reporter, Inc. (A Development Stage Company) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the periods then ended and from March 2, 2000 (date of inception) to December 31, 2001 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As reflected in the accompanying financial statements and more fully discussed in Note A to the financial statements, the Company's recurring losses from operations, negative working capital, and retained deficit raise substantial doubt about its ability to continue as a going concern.  Because the Company does not have significant cash or other material liquid assets, or an established source of revenues sufficient to cover its operating expenses, the Company will be required to obtain substantial additional financing in order to continue as a going concern.  As of January 25, 2002, the date of this report, the Company's sources of an adequate supply of financing or capital are severely limited.  In order to remain in business during 2001, the Company has relied upon additional debt and equity financing in addition to related party support.  The Company expects to continue to suffer losses and negative cash flow from operations for the foreseeable future.  The Company will be required to obtain substantial additional financing or capital, which may not be available, in order to continue as a going concern.  If the Company is unable to continue as a going concern and remain in business, assets which consist primarily of software development costs now reflected on the accompanying balance sheet, would be severely impaired resulting in significant charge offs and declines in values coupled with an inability to timely and adequately service its debt obligations.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts that might result should the Company be unable to remain in business and continue as a going concern.

As more fully discussed in the accompanying financial statements, the Company has entered into material agreements and contracts with related individuals and entities owned by related individuals that have resulted in material transactions and balances with these related parties.  The Company purchased nearly all of its assets and expenses from such individuals and entities.

/S/ Harper & Pearson Company

Houston, Texas

January 25, 2002

CYBER LAW REPORTER, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

ASSETS	2001	2000
CURRENT ASSETS
Cash	$ 660	$ 2,609
Prepaid expenses	584	18,156

TOTAL CURRENT ASSETS	1,244	20,765

PROPERTY AND EQUIPMENT

Software development costs	154,115	129,476
Equipment	16,000	16,000
Accumulated depreciation and amortization	(8,000)	(2,667)

NET PROPERTY AND EQUIPMENT	162,115	142,809

TOTAL ASSETS	$ 163,359	$ 163,574

LIABILITY AND SHAREHOLDERS’ (DEFICIT) EQUITY

CURRENT LIABILITIES

Equipment purchase payable	$ -	$ 11,000
Note payable to shareholder	330,000	150,000

TOTAL CURRENT LIABILITIES	330,000	161,000

SHAREHOLDERS' (DEFICIT) EQUITY

Common stock $0.001 par value, 50,000,000 shares authorized, 2,570,000 and 2,180,230 shares issued and outstanding, in the respective periods	2,570	2,180
Receivable from shareholders	-	(1,410)
Additional paid-in capital	206,474	166,887
Amounts accumulated during development stage	(375,685)	(165,083)

TOTAL SHAREHOLDERS' (DEFICIT) EQUITY	(166,641)	2,574

TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY	$ 163,359	$ 163,574

See Accompanying notes

CYBER LAW REPORTER, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 AND MARCH 2, 2000 (INCEPTION) THROUGH

     DECEMBER 31, 2000

December 31,	December 31,	Inception
2001	2000	to Date

REVENUES	$ -	$ -	$ -

EXPENSES

Accounting and legal services	7,036	-	7,036
General and administrative	3,566	983	4,549
Related party expenses:
Management and consulting services	200,000	153,100	353,100
Product planning	-	11,000	11,000

	210,602	165,083	375,685

NET LOSS	$ (210,602)	$ (165,083)	$ (375,685)

BASIC AND DILUTED NET LOSS PER SHARE	$ (0.09)	$ (0.08)	$ (0.16)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	2,432,420	2,103,843	2,282,844

See accompanying notes.

CYBER LAW REPORTER, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

YEAR ENDED DECEMBER 31, 2001 AND MARCH 2, 2000 (INCEPTION) THROUGH

     DECEMBER 31, 2000

	Common Stock Shares	Common Stock Amount	Receivable from Shareholders	Additional Paid-In Capital	Amounts Accumulated During Development Stage	Total

BALANCE, March 2, 2000	-	$ -	$ -	$ -	$ -	$ -

Issuance of Common Shares to Founders	1,510,000	1,510	(1,510)	-	-	-

Issuance of Common Shares for Services, Prepaid expenses, Equipment and Software development	600,000	600	-	149,400	-	150,000

Collection on receivable	-	-	100	-	-	100

Sale of Common Shares	70,230	70	-	17,487	-	17,557

Net Loss	-	-	-	-	(165,083)	(165,083)

BALANCE, December 31, 2000	2,180,230	2,180	(1,410)	166,887	(165,083)	2,574

Issuance of Common Shares for Services, Equipment and Software development	365,700	366	-	37,204	-	37,570

Sale of Common Shares	24,070	24	-	2,383	-	2,407

Collection on receivable	-	-	1,410	-	-	1,410

Net Loss	-	-	-	-	(210,602)	(210,602)

BALANCE, December 31, 2001	2,570,000	$ 2,570	$ -	$ 206,474	$(375,685)	$(166,641)

See accompanying notes.

4

CYBER LAW REPORTER, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2001 AND MARCH 2, 2000 (INCEPTION) THROUGH

     DECEMBER 31, 2000

December 31, 2001	December 31, 2000	Inception to Date

CASH FLOW FROM OPERATING ACTIVITIES

Net Loss	$ (210,602)	$ (165,083)	$ (375,685)
Adjustments to reconcile net loss to net cash
used by operating activities:
Note payable to shareholder issued for services	180,000	150,000	330,000
Common shares issued for services	26,570	11,000	37,570
incurred in prepaid expenses	(584)	-	(584)

Net Cash Used by Operating Activities	(4,616)	(4,083)	(8,699)

CASH FLOW FROM INVESTING ACTIVITIES

Equipment purchases	-	-	-
Software development costs	(1,150)	(10,965)	(12,115)

Net Cash Used in Investing Activities	(1,150)	(10,965)	(12,115)

CASH FLOW FROM FINANCING ACTIVITIES

Common shares issued for cash	2,407	17,557	19,964
Common shares issued for receivable from shareholders	-	1,510	1,510
(Incr)decr in receivable from shareholders	1,410	(1,410)	-

Net Cash Provided by Financing Activities	3,817	17,657	21,474

NET (DECREASE) INCREASE IN CASH	(1,949)	2,609	660

CASH AT BEGINNING OF PERIOD	2,609	-	-

CASH AT END OF PERIOD	$ 660	$ 2,609	$ 660

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for:
Interest	$ -	$ -	$ -
Income Taxes	$ -	$ -	$ -

Non cash activities:
Common stock issued to IBF for:
Services (shown above)	$ -	$ 11,000	$ 11,000
Sofware development	18,156	90,844	109,000
Equipment	-	5,000	5,000
Prepaid expenses	(18,156)	18,156	-
Common stock issued for services (shown above)	26,570	-	26,570
Common stock issued for equipment	11,000	-	11,000
Common stock issued for software development	-	25,000	25,000
Depreciation of equipment for software development	5,333	2,667	8,000

See accompanying Notes.

CYBER LAW REPORTER, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2001 AND MARCH 2, 2000 (INCEPTION)

THROUGH DECEMBER 31, 2000
________________________________________________________________________________________

NOTE A

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION – Cyber Law Reporter, Inc., (A Development Stage Company) (“the Company”) was incorporated in Texas on March 2, 2000 for the purpose of developing and delivering online legal information services to businesses and consumers.

CONDITIONS AFFECTING ONGOING OPERATIONS – As of December 31, 2001 and 2000, the Company had not commenced commercial operations, is a development stage enterprise, and has devoted substantially all of its efforts to product development, financial planning, raising capital and identifying business opportunities.  The Company is subject to the risks associated with development stage companies that lack working capital, operating resources and contracts, cash and ready access to the credit and equity markets.  Without additional funding, the Company will be unable to complete its development and commence operations.  The Company hopes to obtain additional debt and equity financing from various sources in order to finance its operations and to grow through merger and acquisition opportunities.  However, the Company is currently dependent upon external debt and equity financing to continue its current level of activities.  The Company's internally generated cash flows have historically been and continue to be insufficient for the Company's cash needs.  For the present and foreseeable future the Company will be required to obtain additional debt or equity financing to remain in business.  New debt or equity capital may contain provisions that could suppress future stock prices further, or cause significant dilution to current shareholders and increase the cost of doing business.  In the event the Company is unable to obtain additional debt and equity financing, the Company may not be able to continue its operations.  If the Company is unable to continue its operations, the value of the Company's assets would experience a significant decline from the net book values reflected in the accompanying consolidated balance sheet.

The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability.

MANAGEMENT ESTIMATES – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  While it is believed that such estimates are reasonable, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS – The Company considers all highly liquid debt instruments having maturities of three months or less at the date of purchase to be cash equivalents.

PREPAID EXPENSES – At inception, the Company entered into an agreement with The Internet Business Factory, Inc. (IBF) to provide support services, financing, software development, equipment, staff and incubation services for the development of its business plan.  The Company’s founder, CEO and Chairman of the Board is also the founder of IBF and its CEO.  He is the beneficial owner of over 10% of the Company’s equity and a controlling shareholder of IBF as well.  The Company issued 500,000 shares valued at $0.25 per share to IBF at inception for services to be provided.  These shares were fully vested and non-forfeitable when issued.  Billings for services, equipment payments, and overhead totaling $106,844 were rendered in 2000 and $18,156 in 2001.  IBF has supplied personnel for the Company including management, marketing and product development staff.  In addition, it has provided or paid for Web development, Web hosting, bandwidth and other development expenses incurred.

SOFTWARE DEVELOPMENT COSTS – In accordance with accounting pronouncements EITF 00-2 and SOP 98-1, the development stage costs incurred for the Company’s internal-use software and website have been capitalized.  These costs included personnel charges for web programmers, rental charges for the use of equipment and software used in the development process, and depreciation of equipment used for software development.  . Specifically, during 2000 we paid $10.965 in cash directly to programmers, paid $25,000 in stock (100,000 shares valued at $0.25 per share) directly to programmers, capitalized $2,667 representing 6 months of depreciation on our Dell PowerEdge 4400 server (purchased for us by PG Technology for $16,000 in cash and paid for by $5,000 of the stock prepaid to IBF in 2000 and by $11,000 in stock issued to PG Technology in 2001) which we used in our software development, and capitalized $90,844 in stock prepaid to IBF for $65,844 in programming services paid by IBF to third parties and $25,000 in charges for shared software and services of IBF at their cost.  (IBF incurred a net loss in 2000).  In 2001, we paid $1,150 in cash directly to programmers, capitalized $5,333 representing 12 months of depreciation of our server, and capitalized $18,156 in stock that had been prepaid to IBF for $8,098 in programming services paid by IBF to thrird parties and $10,058 in charges for shared software and services of IBF at their cost.  (IBF incurred a net loss in 2001.)  The integrated software is in testing and is not yet ready for its intended use as of December 31, 2001 and, accordingly, no amortization expense has been recorded.  The estimated useful life is three years from the date on which it is ready for its intended use.  Future development and acquisition costs of software for internal use will be capitalized and amortized over its useful life in accordance with SOP 98-1.  The Company evaluates capitalized software costs for impairment in accordance with FASB 121, and has concluded no impairment loss has occurred to-date.

EQUIPMENT – Equipment is carried at original cost or adjusted net realizable value, as applicable.  Maintenance and repair costs will be charged to expense as incurred.  When equipment is sold or retired, the remaining costs and related accumulated depreciation will be removed from the accounts and any resulting gain or loss will be included in income.  For financial reporting purposes, depreciation is provided using the straight-line method based upon the expected useful lives of each class of assets.  Estimated useful lives of assets are as follows:  Furniture and fixtures five to seven years; computers and other office equipment three to five years.

FINANCIAL INSTRUMENTS – FAIR VALUE – the carrying values of the Company’s financial instruments, which include cash and cash equivalents, and debt, approximate their respective fair values.

CONCENTRATIONS OF CREDIT RISK – Financial instruments that may potentially subject the Company to concentrations of credit risk in the future consist principally of trade receivables and cash.  The Company places its cash with high credit quality financial institutions.  At times in the future, such amounts may exceed the FDIC limits.  Generally, no collateral or other security will be required to support customers’ receivables.  To reduce credit risk, a customer’s credit history will be reviewed before extending credit.  In addition, an allowance for doubtful accounts will be established as needed based upon factors surrounding the credit risk of specific customers, historical trends and other information.

REVENUE RECOGNITION – The Company expects to recognize revenue on services as they are performed and on products when they are sold net of sales returns or cancellations in accordance with SEC Staff Accounting Bulletin No. 101.  The Company may generate revenue (1) from management, marketing and service fees for introducing prospective clients to qualified lawyers, (2) from subscription fees to research and premium services, and (3) from Web-based advertising.  The Company will grant refunds and returns on the unused portion of subscriptions, if any, if requested by customers prior to the completion of the term of a subscription.   For services rendered over time, if any, such as a subscription, revenue will be recognized ratably over the service period even though subscriptions are generally prepaid.   Customers will access our content through Internet browsers and will not take possession of our software or content.

PRODUCT PLANNING EXPENSES – In accordance with accounting pronouncements EITF 00-2 and SOP 98-1, the planning stage costs incurred for the Company’s internal-use software and website have been expensed.  These costs included personnel charges and consulting fees for conceptual formulation and evaluation of alternatives of search and retrieval methodologies for electronic legal data.

INCOME TAXES – The Company has had losses since inception and, therefore, has not been subject to federal income taxes.  As of December 31, 2001 and December 31, 2000 the Company estimates an accumulated taxable net operating loss (“NOL”) carryforward for income tax purposes of approximately $375,000 and $165,000, respectively, resulting in a deferred tax asset of approximately $127,000 and $56,000, respectively.  These carryforwards begin to expire in 2020.  Because U.S. tax laws limit the time during which NOL and tax credit carryforwards may be applied against future taxable income and tax liabilities and the uncertainty that the Company will ever achieve profitability, the Company may not be able to take full advantage of its NOL and tax credits for federal income tax purposes.  A valuation allowance has been established to fully offset the deferred tax assets.

LOSS PER SHARE – Loss per share has been calculated using the weighted average number of shares outstanding for the year ended December 31, 2001, the period ended December 31, 2000, and inception to date.

IMPAIRMENT OF LONG LIVED ASSETS – When events or circumstances indicate the carrying value of a long-lived asset may be impaired, the Company uses an estimate of the future undiscounted cash flows to be derived from the remaining useful life of the asset to assess whether or not the asset is recoverable.  If the future undiscounted cash flows to be derived over the life of the asset do not exceed the asset's net book value, the Company then considers the discounted net cash flows and estimated fair market value versus carrying value in determining any potential impairment.  Based on the Company’s assessment of future cash flows, no impairment has occurred to-date.

NEW ACCOUNTING PRONOUNCEMENTS – In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.  Statement No. 141 requires, among other things, all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting.  Statement No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition.  Under Statement No. 142, goodwill will no longer be amortized over its estimated useful life, but instead will be tested for impairment at least annually.  The Company's plan for impairment testing is more fully discussed within the Impairment of Long Lived Assets section of this footnote.  Statement No. 142 will be effective for years beginning after December 15, 2001 and must be adopted at the beginning of a year.  Goodwill and intangible assets acquired after June 30, 2001 will be subject to the provisions of Statement No. 142.  The Company plans to adopt Statement No. 142 effective January 1, 2002.  Management of the Company does not believe that the adoption of Statement Nos. 141 and 142 will have material impact on the financial position or operations of the Company.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  Statement 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  Adoption is required for financial statements issued for fiscal years beginning after June 15, 2002.  The Company does not expect to experience any significant impact from adopting Statement No. 143.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Statement 144 broadens the presentation and qualification of disposals of assets that qualify for reporting as discontinued operations.  The provisions of Statement No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.  The Company will adopt Statement 144 effective January 1, 2002.  The Company does not expect to experience any significant impact from adopting Statement No. 144.

NOTE B

PROPERTY AND EQUIPMENT

At December 31, 2001 and 2000, the Company owns software for internal use that is under development and a large computer server.  Through December 31, 2001, the server has been used for software development.  Other computers and office equipment used by the Company are owned by IBF and charges for such equipment are included in costs billed to the Company by IBF.  The Company currently rents no office space, but has office space available through its primary shareholder.

NOTE C

NOTE PAYABLE TO SHAREHOLDER

Pursuant to a Management Agreement dated March 2, 2000, the Company owes the CEO, who is also the Chairman of the Board and a principal shareholder, $330,000 as of December 31, 2001 and $150,000 as of December 31, 2000, under a non-interest bearing promissory note for management fees payable for services rendered to the Company.  The amount of fees owed to the principal shareholder under the Management Agreement will continue to accrue at a rate of $15,000 per month unless paid in cash by the Company.

NOTE D

RELATED PARTY TRANSACTIONS

In addition to the Management Agreement described in Note C, the Company has entered into the following transactions with certain directors, executive officers or shareholders who own beneficially more than 5% of the Company’s shares, or members of the immediate family of any of those persons, or other entities in which such persons beneficially own more than 5%:

On March 2, 2000, the Company entered into a Management Contract and Business Services Agreement with The Internet Business Factory, Inc. (“IBF”) to provide software design and development, content research resources, Web design, marketing plan development and marketing support for the Company.  A total of 500,000 shares of stock were issued to IBF in prepayment for these services valued at $125,000.  These shares were fully vested and non-forfeitable when issued.

On April 26, 2001 the Company issued 100,000 shares of common stock to Mr. Tommy Waldrop for equipment purchased for the Company by PG Technology.  PG Technology is primarily owned by Mr. Tommy Waldrop, who is also a Director of the Company and the Company’s Chief Technology Officer.  The shares were valued at $11,000 based on the equipment cost.

On April 26, 2001, the Company entered into an Agreement with Goldbridge Capital, LLC (Goldbridge), an entity owned 37.5% by the Company’s principal shareholder and 37.5% by another shareholder of the Company for consulting services related to the preparation of a registration statement on form SB-2 for which 200,000 shares of common stock were issued valued by the Company at $0.10 per share.  These shares were fully vested and non-forfeitable when issued.

NOTE E

SHAREHOLDERS’ EQUITY

At inception, the Company allotted 900,000 shares of its common stock to its Chairman, CEO and founder, Mr. Jonathan Gilchrist, who is the principal shareholder and who beneficially owns over 10% of the Company’s issued and outstanding common stock.  These shares were issued at par value for a receivable that was later paid in cash.  At his request, 250,000 of these shares were issued to LSHDI.com, Inc., a 501(c)(3) non-profit corporation, and the remaining 650,000 shares were issued to Mr. Gilchrist.

At inception, the Company issued 100,000 shares of common stock to William Carmichael who, at the time, served as the Chief Operating Officer of IBF.  Mr. Carmichael is a shareholder of the Company and IBF.  These shares were issued at par value for a receivable that was later paid in cash.

Two adult children of Mr. Gilchrist each received 50,000 shares of the Company’s common stock at inception as founders stock.  These shares were issued at par value for a receivable that was later paid in cash.

Other founders stock totaling 410,000 shares was issued at inception to four other initial stockholders.  These shares were issued at par value for a receivable that was later paid in cash.

At inception, the Company issued 500,000 shares of its common stock to the Internet Business Factory, Inc., a Houston based Internet incubator.  IBF was founded by Mr. Gilchrist, who is IBF’s Chairman of the Board of Directors and Chief Executive Officer and a significant IBF shareholder.  These shares were issued in consideration for a services agreement with IBF under which, IBF agreed to provide no less than $125,000 in services to the Company.  These shares were fully vested and non-forfeitable when issued.

On June 1, 2000 the Company issued a total of 100,000 shares of its common stock to three program analysts as payment for work performed in 2000 on the development of the Company’s internal use software.  These shares were valued at $0.25 per share.

In September 2000, the Company sold 70,230 shares of its common stock to two accredited investors at a price of $0.25 per share.

On April 26, 2001 the Company issued 100,000 shares of its common stock to Mr. Tommy Waldrop, the owner of PG Technology, in payment of the Company’s $11,000 payable to PG Technology for equipment purchased.

On April 26, 2001 the Company issued 200,000 shares of its common stock to Goldbridge Capital, LLC for consulting services rendered in 2001 related to the preparation of a registration statement on form SB-2.  The shares were valued by the Company at $0.10 per share, and were fully vested and non-forfeitable when issued.

On April 26, 2001 the Company issued 40,000 shares of its common stock to two individuals for accounting and printing services rendered in 2001.  The shares were valued by the Company at $0.10 per share, and were fully vested and non-forfeitable when issued.

In August 2001, the Company sold 24,070 shares of its common stock to twenty accredited investors at a price of $0.10 per share.

On August 23, 2001 the Company issued 25,700 shares of its common stock to one individual for legal services rendered in 2001.  The shares were valued by the Company at $0.10 per share, and were fully vested and non-forfeitable when issued.

The Company has never issued any options, warrants or other classes of stock.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

Our bylaws provide that our officers and directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law.  Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution.

Subject to future contingencies, the following expenses are anticipated in relationship to this offering:

Auditing expense	$3,500
Legal expense	5,000
Registration fee	642
Transfer Agent fee	1,350

The amounts listed above are estimates and the amounts actually expended by us for these items may be more or less than that stated.

Recent Sales of Unregistered Securities

During the year ending December 31, 2000, we issued unregistered shares of our common stock in the transactions listed below. We believe the following transactions were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.  The recipients in the transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the shares they acquired.  All recipients had access to information about us and were allowed to ask questions of management.  None of these transactions, or those disclosed in any prior reports, involved any underwriters, underwriting discounts or commissions.

On the date of inception, we issued 500,000 shares of common stock to The Internet Business Factory, Inc., an Internet incubator, for services to be rendered on our behalf.  These shares were non-forfeitable and fully vested when issued.  The value of these services was estimated at $125,000.  These shares were valued at $0.25 per share and were issued under an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

At the time of inception, 900,000 shares of common stock were allocated to be issued to our primary founder, Jonathan Gilchrist for purchase at par value, ($900).  At his request, 250,000 of those shares were issued to LSHDI.com, Inc., a 501(c)(3) non-profit corporation and valued at $250.  The remaining 650,000 shares were issued to Mr. Gilchrist and valued at $650.   These shares were issued under an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.  Mr. Gilchrist is an affiliate and accredited investor.

At inception, 100,000 shares of common stock were issued and purchased at par value, ($100) to William Carmichael.  The shares were non-forfeitable and fully vested when issued.  At the same time, we issued 100,000 shares at par value ($100) to James W. Carroll.  These shares were non-forfeitable and fully vested when issued.   These shares were issued under an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Additional shares were issued and purchased at par value at inception to the following persons.  These shares were fully vested and nonforfeitable when issued  and were issued under an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Kwok-bun Yue	200,000	($200)
Shannon Miller	100,000	($100)
Angela Gilchrist	50,000	($50)
Kathy Middleton	50,000	($50)
Edward & June Romund	10,000	($10)

On June 1, 2000 we issued shares to three programmers for $25,000 in services provided on the development of our software.  Therefore, shares were valued at $0.25 per share and were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.  These shares were non-forfeitable and fully vested when issued.

Kanchana Weerasingha	40,000	$10,000
Girish Bajaj	40,000	$10,000
Shridar Sathyamoorthy	20,000	$5,000

On September 3, we issued 20,000 shares of common stock to an accredited investor, Virginia Gilchrist, for a cash investment of $5,000, ($0.25 per share).  On September 27, 2000 we issued 50,230 shares of common stock to an accredited investor, The Gilchrist Family Trust for $12,577, ($0.25 per share).  These shares were issued under an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On April 26, 2001, we issued 100,000 shares of common stock to Tommy Waldrop, the owner of PG Technology in repayment of an $11,000 equipment loan provided to us by PG Technology.    Therefore, these shares were valued at $0.11 per share.  They were issued under an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.  These shares were non-forfeitable and fully vested when issued

On April 26, 2001 we issued 200,000 shares of common stock to Goldbridge Capital for consulting services related to our business structure and related to this registration statement.  These shares were non-forfeitable and fully vested when issued.   These shares were valued at $0.10 per share and were issued an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On the date shown below we issued the following shares for services provided on behalf of the company by the individuals listed below:

Kay Berry, accounting	20,000	$2,000	4/26/01
Robert Sarlay, printing	20,000	$2,000	4/26/01
Michael Krome, legal	25,700	$2,570	8/23/01

These shares were valued at $0.10 per share, and were fully vested and nonforfeitable when issued, and were issued under an exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In 2001 we received a total of $2,407 from a total of 20 accredited investors who purchased a total of 24,070 shares of our common stock at $0.10 per share. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

On October 25, 2001, we entered into an investment agreement with Goldbridge Capital, LLC, to sell Goldbridge Capital up to $20,000,000 of our common stock under Rule 415.  We have filed the Investment Agreement and registration rights agreement as exhibits to this registration statement on form SB-2.  Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.  Goldbridge Capital is an accredited investor and will be the underwriter as to shares we put to them under this agreement.

Exhibits:

3.1	Articles Of Incorporation
3.2	By-Laws
5.1	Legal opinion of Counsel, Michael Krome, PC
10.1	Contract for services with The Internet Business Factory, Inc
10.2	Management Agreement with Jonathan Gilchrist
10.3	Note due to Jonathan Gilchrist, dated December 28, 2000
10.4	Goldbridge Capital Investment Agreement
10.5	Registration Rights Agreement
23.1	Consent of Harper Pearson & Company

Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and  any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filled with the Commission pursuant to Rule 429(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 鏊lculation of registration fee” table in the effective registration statement; and

       (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate  jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, Texas, on January 25, 2002.

Cyber Law Reporter, Inc.

By: ____/s/Jonathan Gilchrist_
Jonathan C. Gilchrist, President, Chief Executive Officer and Director

Power of Attorney

Each of the undersigned authorizes Jonathan Gilchrist as his/her attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registrations statement as the registrant determines appropriate and appoints Jonathan Gilchrist as attorney-in-fact to sign on his/her behalf individually and to file all amendments, exhibits, supplements, post-effective amendments and acceleration requests that relate to this registration statement.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name             ______         Title    _______                           Date

    /s/ Tommy Waldrop_________________

Name:  Tommy Waldrop Director, CTO April 19, 2002

    /s/ William Carmichael______________
Name:  William Carmichael, Director April 19, 2002

    /s/ Kay Berry______________________
Name:  Kay Berry, Acting Principal Accounting Officer April 19, 2002